UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION UNDER THE SECURITIES ACT OF 1933

SMART KIDS GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

7812
(Primary Standard Industrial Classification Code Number)

05-0554762
(I.R.S. Employer Identification Number)

9768-170 Street Suite 542 Edmonton, Alberta T5T5L4 (780) 222-6257
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Shergold
8607 S. Dixie Hwy.
Pinecrest, FL 33143
(780) 222-6257

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

The Sourlis Law Firm
Virginia K. Sourlis, Esq.
The Galleria
2 Bridge Avenue
Red Bank, New Jersey 07701
www.SourlisLaw.com
Telephone: (732) 530-9007
Facsimile: (732) 530-9008

As soon as practicable after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” "non-accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	20,198,500	(2)	$1.00	$20,198,500	$793.81	(3)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (or the “Securities Act”), there are also being registered an indeterminate number of additional shares of common stock as may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 415 of the Securities Act, these securities are being offered by the Selling Stockholders named herein on a delayed or continuous basis.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (or the “SEC”), acting pursuant to said Section 8(a), may determine.

2

PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 29, 2008

The information in this prospectus is not complete and may be changed. Our Selling Stockholders may not sell these securities until the Registration Statement filed with the United States Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

20,198,500 Shares of Common Stock

SMART KIDS GROUP, INC.

$1.00 per Share

This prospectus relates to the resale of up to 20,198,500 shares of our common stock by the Selling Stockholders named in this prospectus. We are registering the shares on behalf of the Selling Stockholders. The Selling Stockholders may sell their shares of our common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in privately negotiated transactions. The best of our knowledge, none of the Selling Stockholders are broker-dealers, underwriters or affiliates thereof.

We have arbitrarily set an offering price of $1.00 per share of common stock offered through this prospectus. We are paying the expenses of registering these shares. We will not receive any proceeds from this offering.

Our common stock is presently not traded or quoted on any market or securities exchange. The sales price to the public is fixed at $1.00 per share until such time as our common stock is quoted on the Over-The-Counter (OTC) Bulletin Board or other exchange or quotation system. Although we intend to request a registered broker-dealer apply to have of our common stock quoted on the OTC Bulletin Board or other exchange or quotation system, public trading of our common stock may never materialize or even if materialized, be sustained. If our common stock is quoted on the on the OTC Bulletin Board or other exchange or quotation system, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the Selling Stockholders.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 5.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this preliminary prospectus is _____________, 2008.

3

PROSPECTUS

SMART KIDS GROUP, INC.
20,198,500 SHARES COMMON STOCK
$1.00 per Share

Item	Page

Summary

Risk Factors

Use of Proceeds	9

Determination of Offering Price	9

Dilution	9

Selling Stockholders	10

Plan of Distribution	15

Directors, Executive Officers, Promoters and Control Persons	16

Security Ownership of Certain Beneficial Owners and Management	21

Description of Securities	21

Interest of Named Experts and Counsel	23

Experts	23

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	23

Organization Within Last Five Years	23

Description of Business	24

Legal Proceedings	29

Management’s Discussion and Analysis of Financial Condition and Results of Operations	30

Description of Properties	29

Certain Relationships and Related Transactions and Corporate Governance	36

Market for Common Equity and Related Stockholder Matters	36

Executive Compensation

Changes in and Disagreements with Accountants and Financial Disclosure	36

Where You Can Find More Information	37

Financial Statements	37

4

SUMMARY

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

General

We are engaged in the licensing and development of children’s education/entertainment (referred to in this prospectus as “Edutainment”) products through a variety of media, including television, video, retail, direct marketing and the Internet. Our Company is a digital media production company that is also structured to commercialize its licensed intellectual property (“IP”) assets through Company-owned marketing and distribution channels.

We sublicense our IP assets from Smart Kids International Holdings, Inc. (SKIH) pursuant to an exclusive royalty-free sublicense. SKIH licenses such IP assets from Mr. Shergold, our Chief Executive Officer and Chairman, pursuant to an exclusive sub-license license agreement from SKIH. The License Agreements are discussed below. Mr. Shergold is sole stockholder of SKIH and a majority stockholder of the Company.

By utilizing our sublicensed IP assets, products and our services, as well as recent acquisitions in television, video, software development and the Internet with unique and significant cross-marketing capabilities, we believe that we are positioned to become the premier online community and real world supplier of products and services for kids of all ages.

Our Common Stock is listed for trading on the Over-the-Counter Pink Sheets under the symbol “SKGP.”

Throughout this prospectus, references to “SKGI,” the “Company,” “we, “us” and “our” mean Smart Kids Group, Inc.

Business Objectives

By using child safety awareness as its unifying theme, we believe our characters and related products serve a uniquely viable market niche. This niche combines entertainment and educational programming and merchandising, all of which we believe address parents’ concerns about keeping their children safe and aware of their surroundings in their homes and their communities.

We have developed a website for kids as well as a portfolio of branded merchandise to be sold through our website and we intend to eventually sell through planned franchised retail outlets. We have launched our growth strategy with the goal to achieve international brand recognition.

We believe that we are currently at the stage of emerging from a development stage company into an operating company with a portfolio of products that can be immediately marketed and distributed through a variety of channels. We believe our products will be enthusiastically sought after in the market place they provide a full range of Edutainment products with a special and unifying theme on child safety.

License Agreements

On June 20, 2005, Richard Shergold, our Chief Executive Officer and Chairman, and SKIH entered into a License Agreement. Pursuant the License Agreement, Mr. Shergold licensed, on an exclusive basis, all of the IP assets owned by Mr. Shergold to SKIH. Pursuant to the License Agreement, the Company agreed to pay SKIH a management fee of $5,000 per month and a world-wide exclusive royalty-free license to use the IP assets in connection with the manufacture, distribution, sale and advertising of the IP for the term of the License Agreement. Under the License Agreement, the Company shall use its best efforts to support, promote and establish a market for the IP Assets and to supply such market by distributing and selling a sufficient volume of the Intellectual Property to meet demand.

The initial term of the License Agreement is 25 years and the Company has the right to extend the License Agreement in perpetuity. Mr. Shergold is to receive a royalty of $5,000 per month. In the event the Company extends the License Agreement in perpetuity, the royalty shall be based on the fair market value of the licensed products but in no event exceed 15% of the value of the Licensed Products before expenses or other deductions. As of the date of this Prospectus, the Company has not paid Mr. Shergold any royalties but has rather, accrued $190,000 in monies owed to Mr. Shergold pursuant to this Agreement.

On June 20, 2005, SKIH entered into a license agreement with the Company pursuant to which it sublicensed the Intellectual Property to the Company (the “Sublicense Agreement”). The remaining terms of the Sublicense Agreement are the same as the License Agreement between Mr. Shergold and SKIH.

Summary Financial Information

The table below summarizes:

•	The audited financial statements of SKGI for the fiscal years ended June 30, 2007 and 2006; and
•	The unaudited financial statements of SKGI for the nine months ended March 31, 2008.

Balance Sheet Summary:

	At March 31,	At June 30
	2008 (Unaudited)	2007 (Audited)	2006 (Audited)
Balance Sheet
Cash and Cash Equivalents	$178	$36	$7,290
Total Assets	$776,353	$583,183	$333,067
Total Liabilities	$1,096,449	$723,295	$383,315
Total Stockholders’ Equity (Deficit)	$(320,097)	$(140,113)	$(50,249)

Statement of Operations Summary:

	For the Three Months Ended March 31,		For the Nine Months Ended March 30,		For the Fiscal Year Ended June 30,		For the Period February 11, 1003 (Inception) to March 31, 2008
	2008 (Unaudited)	2007 (Unaudited)	2008 (Unaudited)	2007 (Unaudited)	2007 (Audited)	2006 (Audited)	(Unaudited)
Statement of Operations:
Revenue	$—	$—	$—	$—	$—	$—	$—
Net Income (Loss)	$(71,661)	$(22,466)	$(179,984)	$(63,398)	$(89,864)	$(24,858)	$(420,130)
Net Earnings (Loss) Per Share of Common Stock , basic and diluted	$(0.0015)	$(0.0100)	$(0.0015)	$(0.0006)	$(0.0007)	$(0.0002)	$(0.0100)

2

Organizational History

We incorporated under the laws of the State of Florida on February 11, 2003. Since our inception, we have developed and licensed quality children’s EDUtainment products through a variety of media including television, video, retail, direct marketing, and the Internet. EDUtainment is a genre of children entertainment products that have underlying educational themes, intended to educate as well as entertain.

Executive Offices and Telephone Number

Our principal executive offices are located in Alberta, Canada at 9768-170 Street, Suite 542, Edmonton, Alberta T5T5L4, and our telephone number is (780) 222-6257.

3

THE OFFERING

The Issuer:	Smart Kids Group, Inc., a Florida corporation (OTC Pink Sheets: SKGP)

Selling Stockholders:
The Selling Stockholders named in this prospectus are existing stockholders of our company who purchased shares of our common stock exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, under Section 4(2) of the Securities Act.

Securities Being Offered:	Up to 20,198,500 shares of our common stock, par value $0.0001 per share, from time to time.

Offering Price:
The offering price of the common stock is $1.00 per share. We have arbitrarily established the offering price. We intend to request a registered broker-dealer to apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Securities Exchange Act of 1934, as amended, or the Exchange Act. If our common stock is quoted on the OTC Bulletin Board and a market for our common stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders.

Minimum Number of Shares to Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:
122,748,500 shares of our common stock are issued and outstanding as of the date of this prospectus and will continue to be issued and outstanding upon the completion of this offering. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. All of the proceeds of the offering will go to the Selling Stockholders.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

4

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

Risks Relating To Our Company

We are a development stage company and have history of losses since our inception. If we cannot reverse our losses, we will have to discontinue operations.

At March 31, 2008, we had $178 cash on-hand and an accumulated deficit of $420,130, and there is substantial doubt as to our ability to continue as a going concern. We anticipate incurring losses in the future. We do not have an established source of revenue sufficient to cover our operating costs. Our ability to continue as a going concern is dependent upon our ability to successfully compete, operate profitably and/or raise additional capital through other means. If we are unable to reverse our losses, we will have to discontinue operations.

Currently there is no active market for our common stock.

There is not currently an active trading market for the shares. Following the effectiveness of this registration statement, the Company intends to request that a broker-dealer / market maker submit an application to make a market for the Company's shares on the OTC Bulletin Board. However, there can be no assurance that the application will be accepted or that any trading market will ever develop or be maintained on the OTC Bulletin Board, pink sheets or any other recognized trading market or exchange. Any trading market for the common stock that may develop in the future will most likely be very volatile, and numerous factors beyond the control of the Company may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement will the Company's shares become eligible to be quoted on the OTC Bulletin Board. In the event that the Company loses this status as a "reporting issuer," any future quotation of its common stock on the OTC Bulletin Board may be jeopardized.

We do not expect to generate cash flow from operations for the foreseeable future.

Consequently, we will be required to raise additional capital against the issuance of equity, which will cause dilution to existing shareholders. There is no assurance that we will be successful in raising additional capital under acceptable terms.

Our ability to continue as a going concern is subject to substantial doubt given its current financial condition and requirements for additional funding. There can be no assurance that we will be able to obtain sufficient funds to continue the development of and, if successful, to commence the sale of our products and services under development. As a result of the foregoing, we anticipate that our auditors will express substantial doubt about our ability to continue as a going concern. If we cannot continue as a going concern, then you may lose all of your investment.

We have a limited operating history, and as such there is no assurance of continued commercial success.

We are a development stage company with a limited operating history and a history of losses. We were incorporated in Florida on February 11, 2003 and have a relatively short operating history. We have engaged in limited operations since its incorporation. Potential investors should be aware of the difficulties, which are generally encountered by the development and marketing of new products, including, but not limited to, competitors and unanticipated costs and expenses.

We are subject to all of the problems, expenses, delays and other risks inherent in expanding operations. The size of its anticipated increased market share could be significantly smaller than expected. There is no assurance of commercial viability of our development plans, and therefore we cannot predict, with any certainty at all, the success or failure of our future operations.

Our history of losses is expected to continue and will need to obtain additional capital financing in the future.

We have a history of losses and expect to generate losses until such a time when we can become profitable in the distribution of our Edutainment products. As of March 31, 2008, we had $178 in cash and an accumulated deficit of $420,130. We will be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, accelerate product development, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. We cannot be certain we will be able to find such additional financing on reasonable terms, or at all. If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing.

We will rely on future offerings of our common stock and stockholders will be diluted if we sell more securities.

We anticipate selling more securities to raise additional capital for our operation and to implement our business strategy. If we consummate an offering of additional securities, investors in this offering will be diluted which may substantial.

We expect our operating expenses to increase and may affect profit margins and the market value of our common stock.

We expect to significantly increase our operating expenses to expand our marketing operations, and increase our level of capital expenditures to further develop and maintain our proprietary software systems. Such increases in operating expense levels and capital expenditures may adversely affect operating result and profit margins which may significantly affect the market value of common stock. There can be no assurance that we will maintain profitability or generate sufficient profits from operations in the future. Further, in view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

Our future financings could substantially dilute our stockholders or restrict our flexibility.

We will need additional funding which may not be available when needed. If we are able to raise additional funds and by issuing equity securities, you may experience significant dilution of your ownership interest and holders of these securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. In this case, the value of your investment could be reduced.

The changing entertainment preferences of consumers could adversely affect our business.

Our business and operating results depend upon the appeal of our products, product concepts and programming to consumers. Consumer entertainment preferences, as well as industry trends and demands are continuously changing and are difficult to predict as they vary over time. In addition, as entertainment properties often have short life cycles, there can be no assurances that:

(i)	our current products, product concepts or programming will continue to be popular for any significant period of time;

(ii)	new products, product concepts or programming we represent or produce will achieve and or sustain popularity in the marketplace;

(iii)
a product’s life cycle will be sufficient to permit us to recover revenues in excess of the costs of advance payments, guarantees, development, marketing, royalties and other costs relating to such product; or

(iv)	we will successfully anticipate, identify and react to consumer preferences.

Our failure to accomplish any of these events could result in reduced overall revenues, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the volatility of consumer preferences could cause our revenues and net income to vary significantly between comparable periods.

We operate in a highly competitive marketplace.

The marketplace for children’s entertainment and educational products is extremely competitive, relatively saturated, and dominated by larger well know and seasoned companies. There is no guarantee that we can favorably compete with such competitors. Our principal competitors are the large media companies (e.g., Disney, Time Warner and Nickelodeon, which are owned by Viacom) with consumer products/merchandise licensing divisions, toy companies, other licensing companies, and numerous individuals who act as merchandising agents. There are also many independent product development firms with which we compete. Many of these companies have substantially greater resources than we do and represent properties which have been commercially successful for longer periods than our Properties. We believe that it would be relatively easy for a potential competitor to enter into this market in light of the relatively small investment required to commence operations as a merchandising agent.

There can be no assurance that the Company will be able to enhance its products or services, or develop other products or services.

If we are unable to achieve profitability in the future, recruit sufficient personnel or raise money in the future, our ability to develop its products and services or other products and services would be adversely affected. Our inability to develop its products and services or develop new products or services, in view of rapidly changing technology, changing customer demands and competitive pressures, would have a material adverse affect upon its business, operating results and financial condition

Rapid technological advances could render our existing proprietary technologies obsolete.

The Internet and online commerce industries are characterized by rapid technological change, changing market conditions and customer demands, and the emergence of new industry standards and practices that could render our existing Web site and proprietary technology obsolete. Our future success will substantially depend on our ability to enhance our existing services, develop new services and proprietary technology and respond to technological advances in a timely and cost-effective manner. The development of other proprietary technology entails significant technical and business risk. There can be no assurance that we will be successful in developing and using new technologies or adapt our proprietary technology and systems to meet emerging industry standards and customer requirements. If we are unable, for technical, legal, financial, or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, or if our new products and electronic commerce services do not achieve market acceptance, our business, prospects, results of operations and financial condition would be materially adversely affected.

Internet commerce security threats could pose a risk to our online sales and overall financial performance.

A significant barrier to online commerce is the secure transmission of confidential information over public networks. We and our partners rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities; new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by us and our partners to protect consumer’s transaction data. If any such compromise of security were to occur, it could have a materially adverse effect on our business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally, especially as a means of conducting commercial transactions. To the extent that our activities, our partners or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a materially adverse effect on our business, prospects, financial condition and results of operations.

Risk of Capacity Constraints; Reliance on Internally Developed Systems; System Development Risks.

A key element of our strategy is to generate a high volume of traffic on, and use of, our services across our network infrastructure and systems. Accordingly, the satisfactory performance, reliability and availability of our software systems, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers, as well as maintain adequate customer service levels. Our revenues depend on the number of visitors who sign up for our services. Any systems interruptions that result in the unavailability of our software systems or network infrastructure, or reduced order placements would reduce the volume of sign ups and the attractiveness of our product and service offerings. We may experience periodic systems interruptions from time to time. Any substantial increase in the volume of traffic on our software systems or network infrastructure will require us to expand and upgrade further our technology, transaction-processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our Web site or timely expand and upgrade our systems and infrastructure to accommodate such increases. We will use a combination of industry supplied software and internally developed software and systems for our search engine, distribution network, and substantially all aspects of transaction processing, including order management, cash and credit card processing, and accounting and financial systems. Any substantial disruptions or delays in any of our systems would have a materially adverse effect on our business, prospects, financial condition and results of operations.

Risks Associated with our Domain Names.

We currently hold various Web domain names relating to our brand. The acquisition and maintenance of domain names is generally regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all of the countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a materially adverse effect on our business, prospects, financial condition and results of operations.

Storage of personal information about our customers could pose a security threat.

We have a non-disclosure policy displayed on our Web sites. Our policy is not to willfully disclose any individually identifiable information about any user to a third party without the user’s consent. This policy is accessible to users of our services when they initially register. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate our users’ personal information or credit card information, we could be subject to liability. These could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and other states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if they chose to investigate our privacy practices.

We face possible liability for information displayed on our web sites.

We may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish on our Web site and across our distribution network. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web sites and distribution network through links to other Web sites. Our insurance may not adequately protect us against these types of claims.

We are highly dependent on our executive officers, Richard Shergold and Andrew Ruppanner. The loss of either of them would have a material adverse affect on our business and prospects.

We currently have only two executive officers, Richard Shergold and Andrew Ruppanner. Richard Shergold serves as our Chief Executive Officer, Chief Creative Officer and Director, and Andrew Ruppanner serves as our President, Chief Operating Officer, Chief Financial Officer and Director. The loss of either executive officer could have a material adverse effect on our business and prospects.

There exists uncertainty with regards to our ability to protect our vital Intellectual Property.

Our prospects for success depend, in part, on its ability to obtain commercially valuable patent claims and to protect its intellectual property. Legal standards relating to the validity and scope of patent claims are still evolving. As a result, patent positions may be uncertain and will involve complex legal and factual questions. Therefore, the degree of future protection for our technologies or potential products is uncertain. There are numerous costs, risks and uncertainties that the Company faces with respect to obtaining and maintaining patents and other proprietary rights. The Company may not be able to obtain meaningful patent protection for its developments.

We license, through SKIH, with from Shergold, our Chief Executive Officer, Mr. Shergold’s a film library and internet sites and contents of www.smartkidsgroupinc.com, www.mysmartkids.com and www.smartkidswear.com , Be Alert Bert TV series - Internet site and its content: (28 shows in English & 26 shows in Spanish), music CDs, and story book are registered trademarks owned by the Company. There are numerous patents-trademarks granted with respect to competing technologies and the Company cannot provide any assurance as to whether any particular product or our new designs generally violate or infringe upon any existing patents or trademarks. Additionally, there can be no assurances that our application or any future application for a utility or design patent will be granted by the U.S. PTO or, if a patent or trademark issues, as to the scope of any patent or trademark that might issue or that any patent or trademark will be issued for the products, or that any such patent or trademark will set forth a protected position or a position that would prevent misappropriation or duplication of the products design by our competitors.

In connection with the issued and allowed patents or trademarks, there can be no assurance that such patents or trademarks will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patents or trademarks owned by the Company or, if instituted, that such challenges will not be successful. To date, there have been no interruptions in our business as the result of any claim of infringement. However, no assurance can be given that the Company will not be adversely affected by the assertion of intellectual property rights belonging to others. The cost of litigation to uphold the validity of a patent or trademark and prevent infringement can be very substantial and may prove to be beyond our financial means even if the Company could otherwise prevail in such litigation. Furthermore, there can be no assurance that others will not independently develop similar designs or technologies, duplicate our designs and technologies or design around the patented aspects of our technology, or that the designs and technologies will not be found to infringe on the patents, trademarks or other rights owned by third parties. The effects of any such assertions could include requiring the Company to alter existing patents, trademarks or products, withdraw existing products, including the products delaying or preventing the introduction of products or forcing the Company to pay damages if the products have been introduced.

There can be no assurance that any un-issued patent, trademark and/or patents pending or any future applications for patents or trademarks of any kind applied for by the Company will be granted by the U.S. PTO or any similar bodies internationally.

Intellectual Property litigation may be necessary and an unfavorable outcome could hurt the company.

We may become party to patent litigation or proceedings at the U.S. Patent and Trademark Office or at a foreign patent office to determine whether it can market its future products without infringing patent rights of others. Interference proceedings in the U.S. Patent Office or opposition proceedings in a foreign patent office may be necessary to establish which party was the first to design such intellectual property. We may become involved in patent litigation against third parties to enforce its patent rights, if any, to invalidate patents held by other parties, or to defend against patent claims of other parties. The cost of any patent litigation or similar proceeding could be substantial and may absorb significant management time and effort. If an infringement suit against us is resolved unfavorably, we may be enjoined from manufacturing or selling certain of its products or services without a license from an adverse third party. We may not be able to obtain such a license on commercially acceptable terms, or at all.

There are risks associated with Trade Secret Protection.

We intend to rely on trade secret protection for certain of its confidential and proprietary information and processes. We currently protect some information and procedures as trade secrets. It protects its trade secrets through recognized practices, including access control, confidentiality agreements with employees, consultants, collaborators, and customers, and other security measures. These confidentiality agreements may be breached, however, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

We might face obstacles regarding our Product Development and Marketing.

Development of any product based on our processes and designs will be subject to the high risks of failure inherent in the development or successful commercialization of new products. These risks include the possibility that any such products, will be found to be ineffective, will fail to receive and maintain necessary regulatory approvals, will be difficult or impossible to deploy on a larger scale, will be uneconomical to market, will fail to be developed prior to the successful marketing of similar products by competitors, or will be found to infringe on proprietary rights of third parties.

If we engage in acquisitions, we may experience significant costs and difficulty assimilating the operations or personnel of the acquired companies, which could threaten our future growth.

If we make any acquisitions, we could have difficulty assimilating the operations, technologies and products acquired or integrating or retaining personnel of acquired companies. In addition, acquisitions may involve entering markets in which we have no or limited direct prior experience. The occurrence of any one or more of these factors could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, pursuing acquisition opportunities could divert our management's attention from our ongoing business operations and result in decreased operating performance. Moreover, our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Furthermore, we may have to incur debt or issue equity securities in future acquisitions. The issuance of equity securities would dilute our existing stockholders.

Because our officers and directors are indemnified against certain losses, we may be exposed to costs associated with litigation.

If our directors or officers become exposed to liabilities invoking the indemnification provisions, we could be exposed to additional non-reimbursable costs, including legal fees. Our articles of incorporation and bylaws provide that our directors and officers will not be liable to us or to any shareholder and will be indemnified and held harmless for any consequences of any act or omission by the directors and officers unless the act or omission constitutes gross negligence or willful misconduct. Extended or protracted litigation could have a material adverse effect on our cash flow.

Our Directors have the right to authorize the issuance of preferred stock to prevent a takeover and which might adversely affect the liquidity and market value of our common stock.

Our directors, within the limitations and restrictions contained in its Certificate of Incorporation and without further action by its stockholders, have the authority to issue shares of Preferred Stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series.

Any issuance of Preferred Stock could adversely affect the rights of holders of Common Stock.

We will be subject to SEC regulations relating to “penny stock” and the market for our common stock could be adversely affected.

The SEC has adopted regulations concerning low-priced stock, or “penny stocks.” The regulations generally define "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares are offered at a market price less than $5.00 per share, and do not qualify for any exemption from the penny stock regulations, our shares may become subject to these additional regulations relating to low-priced stocks.

The penny stock regulations require that broker-dealers, who recommend penny stocks to persons other than institutional accredited investors make a special suitability determination for the purchaser, receive the purchaser's written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules. The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of our common stock and our shareholders' ability to sell our common stock in the secondary market.

Additional Risks Relating to Our Common Stock

Our executive officers are in a position to substantially control matters requiring a stockholder vote.

As of the date of this prospectus, our executive officers beneficially owned an aggregate of approximately 83.54% of our outstanding common stock. As a result, if they vote together, they may have the ability to control the outcome on all matters requiring stockholder approval including, but not limited to, the election of directors and any merger, consolidation or sale of all or substantially all of our assets. They also have the ability to control our management and affairs.

Our failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations.

We will be required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 by no later than the end of our fiscal year ending June 30, 2009. We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. This process may divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors, which could adversely affect our ability to comply with our periodic reporting obligations under the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules of the Nasdaq Global Market.

Once traded, our common stock will subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FORWARD LOOKING STATEMENTS

When used in this Prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or similar expressions are intended to identify forward-looking statements. We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and uncertainties include, among others, success in reaching target markets for products in a highly competitive market and the ability to attract future customers, the size and timing of additional significant orders and their fulfillment, the success of our business emphasis, the ability to finance and sustain operations, the ability to raise equity capital in the future despite, and the size and timing of additional significant orders and their fulfillment. We have no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The $1.00 per share offering price of our common stock was determined based on our internal assessment of what the market would support. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

Upon the effectiveness of this Registration Statement, of which this prospectus is a part, we intend to apply to request a broker-dealer apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus is a part. If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders named in this prospectus.

DILUTION

The common stock to be sold by the Selling Stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The Selling Stockholders named in this prospectus are offering an aggregate of 20,198,500 shares of our common stock registered in a registration statement of which this prospectus forms a part. The Selling Stockholders acquired such shares of our common stock under the exemption from the registration requirements under Regulation D and Section 4(2) promulgated under the Securities Act. To the best of our knowledge, none of the Selling Stockholders are a broker-dealer, underwriter or affiliate thereof.

The following table provides as of the date of this Prospectus, information regarding the beneficial ownership of our common stock held by each of the Selling Stockholders, including, the number of shares of our common stock beneficially owned by each prior to this offering; the total number of shares of our common stock that are to be offered by each Selling Stockholder; the total number of shares that will be beneficially owned by each Selling Stockholder upon completion of the offering; the percentage owned by each upon completion of the offering.

	Beneficial Ownership Before			Beneficial Ownership After
	Offering		Number of	Offering (1)
Name of Selling	Number of		Shares Being	Number of
Stockholder (1)	Shares (1)	Percent (2)	Offered	Shares	Percent (2)
Panos Andreau	10,000	0.008%	10,000	0	—
Johnny Tock Aw	400,000	0.326%	400,000	0	—
David Benson	250,000	0.204%	250,000	0	—
Heng Chaing	40,000	0.033%	40,000	0	—
Allen Davey	400,000	0.326%	400,000	0	—
Jacky Day	20,000	0.016%	20,000	0	—
Lynne Day	40,000	0.033%	40,000	0	—
Randy Day	35,000	0.029%	35,000	0	—
Patrick Debernardi	200,000	0.163%	200,000	0	—
DMB Productions, Inc. (3)	50,000	0.041%	50,000	0	—
Knezevic Drago	100,000	0.081%	100,000	0	—
Connie Elliott	65,345	0.053%	65,345	0	—
Devin Elliott	5,360	0.004%	5,360	0	—
Justin Elliott	5,360	0.004%	5,360	0	—
Perry Keith Elliot	150,000	0.122%	150,000	0	—
Perry Elliott	65,345	0.053%	65,345	0	—
Shirley Elliott	2,142	0.002%	2,142	0	—
Kelly Emelson	536	0.000%	536	0	—
Allen Fefchak	1,340	0.001%	1,340	0	—
Cathy Fefchak	1,340	0.001%	1,340	0	—
Thomas Ferster	50,000	0.041%	50,000	0	—
Shelley Feigel	3,480	0.003%	3,480	0	—

	Beneficial Ownership Before			Beneficial Ownership After
	Offering		Number of	Offering (1)
Name of Selling	Number of		Shares Being	Number of
Stockholder (1)	Shares (1)	Percent (2)	Offered	Shares	Percent (2)
Michael Field	300,000	0.244%	300,000	0	—
Ivy Fong	300,000	0.244%	300,000	0	—
Mark Fowler	50,000	0.041%	50,000	0	—
James Fraser	15,000	0.012%	15,000	0	—
Jane Gorluik	1,340	0.001%	1,340	0	—
Debbie Granger	75,000	0.061%	75,000	0	—
Nancy Halliday	2,142	0.002%	2,142	0	—
Greg Harty	1,340	0.001%	1,340	0	—
Al Hawryluk (4)	5,290,000	4.310%	5,290,000	0	—
Darcy Hurst	270	0.00%	270	0	—
Jim Iverson	65,000	0.053%	65,000	0	—
Jeanne Jensen	25,000	0.020%	25,000	0	—
Elwood Johnson	36,000	0.029%	36,000	0	—
Joke Investments, Inc. (5)	50,000	0.041%	50,000	0	—
Dobrilla Joldzic	90,000	0.073%	90,000	0	—
Dusko Joldzic	130,000	0.106%	130,000	0	—
Gary Lee Jovorsky (6)	4,400,000	3.585%	4,400,000	0	—
Dennis Walter Koss	803	0.001%	803	0	—
Eunice Koss	4,020	0.003%	4,020	0	—
Jeffrey Koss	670	0.001%	670	0	—
Kurt Koss	4,020	0.003%	4,020	0	—
Leanne Koss	670	0.001%	670	0	—
Nadine Koss	2,410	0.002%	2,410	0	—
Tristan Koss	2,410	0.002%	2,410	0	—
Loren Kowalchuk	15,000	0.012%	15,000	0	—
Marvin Kowalchuk	15,000	0.012%	15,000	0	—
Tammy Lacombe	2,142	0.002%	2,142	0	—
DK Leffler	40,000	0.033%	40,000	0	—
Dennis Loke	180,000	0.147%	180,000	0	—
Mark Markota	22,500	0.018%	22,500	0	—
Douglas McIntosh	536	0.000%	536	0	—

	Beneficial Ownership Before			Beneficial Ownership After
	Offering		Number of	Offering (1)
Name of Selling	Number of		Shares Being	Number of
Stockholder (1)	Shares (1)	Percent (2)	Offered	Shares	Percent (2)
Diane Miller	2,142	0.002%	2,142	0	—
Scott Gerald Miller	5,000	0.004%	5,000	0	—
Michael Mohr	50,000	0.041%	50,000	0	—
Aron Monkman	40,000	0.033%	40,000	0	—
H. Stephen Moore	200,000	0.163%	200,000	0	—
Quang Tan Ngyen	20,000	0.016%	20,000	0	—
Nimbus Development (7)	200,000	0.163%	200,000	0	—
Quang Tan Ngyen	25,000	0.020%	25,000	0	—
Pati Olson	280,000	0.228%	280,000	0	—
Marian Olyan	75,000	0.061%	75,000	0	—
William Page	40,000	0.033%	40,000	0	—
Heather Palmer	270	0.000%	270	0	—
Cindy Parker	1,875	0.002%	1,875	0	—
Lynne Pendergast	13,925	0.011%	13,925	0	—
Vincent J. Peppers	10,000	0.008%	10,000	0	—
Barry Peterson	100,000	0.081%	100,000	0	—
Harmon Polk	670	0.001%	670	0	—
Sherry Polk	2,010	0.002%	2,010	0	—
Danilo Porpuz	90,000	0.073%	90,000	0	—
Hisae Price	270	0.000%	270	0	—
Albert Rach	803	0.001%	803	0	—
Lorie Ranquest	723	0.001%	723	0	—
Reich Brothers, Inc. (8)	250,000	0.204%	250,000	0	—
Scott Rowe	50,000	0.041%	50,000	0	—
Denise L. Rupe	20,000	0.016%	20,000	0	—
Brent Scherger	50,000	0.041%	50,000	0	—
Curtis Scherger	50,000	0.041%	50,000	0	—
Eric Scherger	50,000	0.041%	50,000	0	—
First September Holding Ltd. (9)	300,000	0.244%	300,000	0	—
Maureen Sieben	100,000	0.081%	100,000	0	—
Richard Sieben	50,000	0.041%	50,000	0	—

	Beneficial Ownership Before			Beneficial Ownership After
	Offering		Number of	Offering (1)
Name of Selling	Number of		Shares Being	Number of
Stockholder (1)	Shares (1)	Percent (2)	Offered	Shares	Percent (2)
Sean Slipchuk (10)	4,415,000	3.597%	4,415,000	0	—
Kellen Smith	110,000	0.090%	110,000	0	—
Doug Stephens	65,000	0.053%	65,000	0	—
Brane Stolic	100,000	0.081%	100,000	0	—
Tuong Yan Tai	45,000	0.037%	45,000	0	—
David Teshima	270	0.000%	270	0	—
Gary Teshima	1,340	0.001%	1,340	0	—
Connie Tomiyama	536	0.000%	536	0	—
Craig Tomiyama	270	0.000%	270	0	—
Tai Van Tuong	220,000	0.179%	220,000	0	—
Nguyen Van Tuan	10,000	0.008%	10,000	0	—
Vicky Vanryn	536	0.000%	536	0	—
Frank Watts	75,000	0.061%	75,000	0	—
Betty Wile	536	0.000%	536	0	—
Ian Williamson	60,000	0.049%	60,000	0	—
Joyce Wood	803	0.001%	803	0	—
Total	20,198,500	16.455%	20,198,500	0	—

Notes:

*	Represents less than 1%.

(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the Selling Stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)	Applicable percentage of ownership is based on 122,748,000 shares of common stock outstanding.

(3)	Dave Benson has voting and dispositive control DMB Productions, Inc.

(4)
Pursuant to a Lock Up Agreement, dated January 31, 2007, between the Company and Al Hawryluk, Mr. Hawryluk has agreed not to, directly or indirectly, to sell, offer to sell, contract to sell, assign, pledge, hypothecate, encumber or otherwise transfer or enter into any contract, option or other arrangement with respect to 5,500,000 shares of the Company’s Common Stock owned by Mr. Hawryluk until and through January 31, 2009.

(5)	Jody Scherger has voting and dispositive control of Joke Investments, Inc.

(6)
Pursuant to a Lock Up Agreement, dated January 31, 2007, between the Company and Gary Lee Jorvosky, Mr. Jorvosky has agreed not to, directly or indirectly, to sell, offer to sell, contract to sell, assign, pledge, hypothecate, encumber or otherwise transfer or enter into any contract, option or other arrangement with respect to 4,400,000 shares of the Company’s Common Stock owned by Mr. Jorvorsky until and through January 31, 2009.

(7)	George Demanis has voting and dispositive control of Nimbus Development

(8)	Izzy Goldreich has voting and dispositive control of Reich Brothers, Inc.

(9)	Ernie Pool has voting and dispositive control of First September Holding Ltd.

(10)
Pursuant to a Lock Up Agreement, dated January 31, 2007, between the Company and Sean Slipchuk Mr. Slipchuk has agreed not to, directly or indirectly, to sell, offer to sell, contract to sell, assign, pledge, hypothecate, encumber or otherwise transfer or enter into any contract, option or other arrangement with respect to 4,400,000 shares of the Company’s Common Stock owned by Mr. Slipchuk until and through January 31, 2009.

Relationships

On June 8, 2006, the Company entered into an Advisory Agreement with Reich Brothers, one of the Selling Stockholders named in the Selling Stockholders Table. Pursuant to the Agreement, the Company has retained the Reich Brothers to provide the Company merger and acquisition advisory services and business financing activities to the Company on a non-exclusive basis for a term of six months from the date of the Agreement. Reich Brothers received a cash retainer of $5,000 per month upon the Company becoming a publicly traded company, $2,500 of which is payable in shares in common stock of the Company. In the event the Company is introduced by Reich Brothers to sources that enter into a revenue producing contract, fee sharing arrangement or similar agreement, the Company agreed to pay to Reich Brothers a fee equal to 2% of total gross proceeds of such agreement. The obligation shall survive one year from the date of the Agreement. Reich Brothers is not a registered broker–dealer under Section 15A of the Securities Exchange Act of 1934, as amended or any similar state law.

Other the forgoing, none of the Selling Stockholders:

1.	Is an affiliate of a broker-dealer;
2.	Has had a material relationship with us other than as a stockholder at any time within the past three years; or
3.	Has ever been one of our officers and directors.

There are no family relationships between the officers and directors of the Company and any of the Selling Stockholders.

Richard Shergold, the Chief Executive Officer and Chairman of the Company, and Lisa Yakiwchuk, the Administrative Officer, Secretary and Director of the Company, are cousins. Other than the foregoing, there are no family relationships between the officers and directors of the Company.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the Selling Stockholders to sell their shares on a continuous or delayed after this registration statement is declared effective by the Securities and Exchange Commission. The Selling Stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

•	In public markets as the common stock may be trading from time to time;
•	In privately negotiated transactions;
•	Through the writing of options on the common stock;
•	In short sales; or
•	In any combination of the aforementioned methods of distributions.

The sales price of the Commons Stock being offered to the public by the Selling Stockholders in this prospectus has been fixed at $1.00 per share until such time as our common stock is quoted on the OTC Bulletin Board or inter-dealer quotation system or exchange. Although we intend to request a registered broker-dealer apply to have our common stock quoted on the OTC Bulletin Board, public trading of our common stock may never materialize or if materialized, be sustained. If our common stock is quoted on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each Selling Stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

•	the market price of our common stock prevailing at the time of sale;

•	a price related to such prevailing market price of our common stock; or

•	such other price as the Selling Stockholders determine from time to time.

The Selling Stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the Selling Stockholders, or, if they act as an agent for the purchaser of such common stock, from such purchaser. The Selling Stockholders are expected to pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the Selling Stockholders named in this prospectus.

The estimated costs of this offering are $80,780. We are bearing all costs relating to the registration of the common stock. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The Selling Stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and be required to, among other things:

•	Not engage in any stabilization activities in connection with our common stock;

•	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

•	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the Selling Stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the Selling Stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the respective names, ages and positions of our directors and executive officers as well as the year that each of them commenced serving as a director with SKGI. The terms of all of the directors, as identified below, will run until our annual meeting of stockholders in 2008.

Person and Position:	Age:	SKGI Director Since:
Richard Shergold — Chief Executive Officer, Chief Creative Officer and Chairman	46	2003
Andrew Ruppanner — President, Chief Operating Officer, Chief Financial Officer and Director	67	2003
Lisa Yakiwchuk — Administrative Officer, Secretary and Director	41	2003
Kelly Kot — Director	42	2003

Management and Director Biographies

Richard Shergold
Chief Executive Officer, Chief Creative Officer and Chairman

Created in 1991, Mr. Shergold took the Be Alert Bert series from inception to Canadian TV networks through worldwide distribution. In 1998, the Shaw Programming Initiative in Canada awarded “Best Children’s Production” to the Be Alert Bert series. Prior to creating Be Alert Bert, Mr. Shergold owned a chain of Martial Arts schools in Canada and the U.S., which grew to 11 locations.

Richard Shergold has created, produced and marketed two television series, a fitness program and related websites. In addition to Be Alert Bert, Mr. Shergold created, produced, and stars in Full Motion Fitness, an exercise program, based on the White Tiger Martial Arts program, which is similar to Tai Chi. The series has thirty-one half-hour segments and is currently being broadcast in North America and Australia.

Mr. Shergold also created and produced 3D Fitness Trainer, a fully animated fitness program created on CD for the computer. Mr. Shergold continues to successfully bring projects from concepts to the marketplace. He is skilled at assembling an effective team, and ensuring that focus is maintained. His management style is task-oriented, and staffs are motivated by his enthusiasm and energy. Mr. Shergold is the father of a little girl who is his inspiration for the continued success of Smart Kids Group, Inc.

Andrew Ruppanner
President, Chief Operating Officer, Chief Financial Officer and Director

Known as the “Division Starter” during his 28 year executive career with IBM, Mr. Ruppanner held General Manager positions in many IBM business units. Primarily a field-oriented marketing executive, he also held Director-level positions at a number of corporate locations. He designed and led IBM’s first Operational Services Consultancy group of 80 professionals, providing strategic planning, organizational development and management processes generating second year revenues of $20 million.

Selected to lead development of a joint venture between KODAK and IBM, Mr. Ruppanner was a co-founder of TSS, a $1.3 billion technology service and support company.

Joining Office Depot as a Vice President, he founded “Uptime Services”, a new division providing small business technology installation and services and led it to a $4 million profitable level within 14 months.

An experienced entrepreneur, and Managing Director of Company Builders, Mr. Ruppanner has served as the lead executive in several public and private companies. Led an aggressive start-up (Hot Office), planned, developed, and established policies and objectives of business organization in accordance with board directives and company charter; securing full mezzanine financing of $6.5 million from TBG (Goldman Sachs).

Lisa Yakiwchuk
Administrative Officer, Secretary and Director

Lisa Yakiwchuk has been in the Administration field for over 20 years and currently operates her own administration service business in the Edmonton, Alberta area, in addition is currently working with the Alberta Children’s Services, Provincial Government in an executive administrative function. Ms. Yakiwchuk spent over 11 years in the Ministry for Children and Families in the Province of BC, Canada as Supervisor of Administration and concurrently Resource Social Work, which facilitated the placement of children in foster homes and served as liaison between the Provincial Government, Foster Parents and children, in the placement of children in foster homes. She also was a foster parent for five years. As she is a parent of a Special Needs Child, she has attended numerous courses and workshops in the area of child development and effective parenting of special needs children.

Ms. Yakiwchuk is a member on the Board as a Director at large for the Adults for Kids Society, a non-profit group providing funding to assist low income families to enable their children to participate in sports and recreation. Ms. Yakiwchuk is a single parent of three children, and is empowered by the concept of Smart Kids Group, Inc. and the intended success this company intends to see to fruition.

Kelly Kot
Director

Mr. Kot has been a Professional Power Engineer for over 20 years. Mr. Kot fosters strong ties with the community and has assisted with numerous non-profit volunteer fundraisers. Mr. Kot is also a Real Estate Entrepreneur and purchases, renovates and reestablishes homes in the Edmonton area. Mr. Kot also practices the marital art of White Tiger Kung Fu. Mr. Kot has maintained and invests in a stock portfolio for over six years. Mr. Kot is the father of 3 children and 4 grandchildren. Mr. Kot is very enthusiastic about the intended success of Smart Kids Group Inc.

Family Relationships amongst Directors and Officers:

Richard Shergold, the Chief Executive Officer and Chairman of the Company, and Lisa Yakiwchuk, the Administrative Officer, Secretary and Director of the Company, are cousins. Other than the foregoing, there are no family relationships between the officers and directors of the Company.

Involvement in Certain Legal Proceedings

None of the executive officers of the Company (i) has been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the United States Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law.

Information Concerning Non-Director Executive Officers

We currently have no executive officers serving who are non-directors.

DIRECTOR AND OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for: (i) each person who served as the chief executive officer of our company at any time during the year ended June 30, 2007, regardless of compensation level, and (ii) each of our other executive officers, other than the chief executive officer, serving as an executive officer at any time during 2007. The foregoing persons are collectively referred to herein as the “Named Executive Officers.” Compensation information is shown for fiscal years 2007 and 2006.

Name/Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Richard Shergold
Chief Executive Officer,	2007	$0	$0	$0	$0	$0	$0	$837	(1)(2)	$837
Chief Creative Officer and Chairman	2006	$0	$0	$0	$0	$0	$0	$0		$0

Andrew Ruppanner	2007	$0	$0	$0	$0	$0	$0	$0		$0
President, Chief Operating Officer and Chief Financial Officer	2006	$0	$0	$0	$0	$0	$0	$0		$0

Lisa Yakiwchuk	2007	$0	$0	$0	$0	$0	$0	$150	(3)	$150
Administrative Officer, Secretary and Director	2006	$0	$0	$0	$0	$0	$0	$27,282	(3)	$27,292

(1)
On June 20, 2005, Richard Shergold, our Chief Executive Officer and Chairman, and SKIH entered into a License Agreement. Pursuant the License Agreement, Mr. Shergold licensed, on an exclusive basis, all of the intellectual property of the Company to SKIH. The initial term of the License Agreement is 25 years and the Company has the right to extend the License Agreement in perpetuity. Mr. Shergold is to receive a royalty of $5,000 per month. In the event the Company extends the License Agreement in perpetuity, the royalty shall be based on the fair market value but in no event exceed 15% of the value of gross proceeds of the licensed products before expenses of other deductions. As of the date of this Prospectus, the Company has not paid Mr. Shergold any royalties to Mr. Shergold pursuant to this Agreement As of the date of this Prospectus, the Company has not paid Mr. Shergold any royalties but has rather, accrued $190,000 in monies owed to Mr. Shergold pursuant to this Agreement

(2)	Reimbursement for office and administration expenses.
(3)	Reimbursement for travel expenses.

No compensation has been paid to our officers or directors since our inception in 2003. As of March 31, 2008, we incurred $966,896, consisting of payments due under employment agreements along with the related employment taxes, consulting agreements and operating expenses. Such expenses have been booked as accrued expenses on the Company’s balance sheet.

As of March 31, 2008, we incurred $47,053, which consists of unreimbursed operating expenses and professional fees incurred by Richard Shergold, our Chief Executive Officer and majority shareholder. The advances do not bear interest or any specific repayment terms.

No stock options have been granted to the Company’s officers and directors and none are issued or outstanding.

Employment Agreements

Effective August 1, 2005, the Company entered into an employment agreement with Mr. Shergold at an annual salary as of $100,000, payable in equal monthly installments. The employment agreement provides that Mr. Shergold’s base salary will escalate to $120,000 per year when the business cash flow permits and with the approval to the Board of Directors. Mr. Shergold’s base salary is subject to annual review by the Board of the Directors of the Company on or about each January 1st thereafter as long as the employment agreement is in effect. There are no additional payments due to Mr. Shergold for work performed prior to the date of the employment agreement. Pursuant to the employment agreement, the Company provides Mr. Shergold $1,000 a month to cover general personal operating expenses and to reimburse Mr. Shergold for other documented and itemized business expenses for all reasonable travel, entertainment and other expenses in excess of the prior $1,000 consistent with expense reimbursement policies adopted by the Board of Directors of the Company. The Company has determined that 100% of Mr. Shergold’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998. The term of Mr. Shergold’s employment agreement is indefinite and may be terminated by the Company for Cause (as defined in the employment agreement) or by Mr. Shergold upon 30 days prior written notice or in the event of Mr. Shergold’s death or permanent disability.

Effective December 31, 2005, the Company entered into an employment agreement with Mr. Ruppanner at an annual salary as of $100,000, payable in equal monthly installments. The employment agreement provides that Mr. Ruppanner’s base salary will escalate to $120,000 per year when the business cash flow permits and with the approval to the Board of Directors. Mr. Ruppanner’s base salary is subject to annual review by the Board of the Directors of the Company on or about each January 1st thereafter as long as the employment agreement is in effect. There are no additional payments due to Mr. Ruppanner for work performed prior to the date of the employment agreement. Pursuant to the employment agreement, the Company provides Mr. Ruppanner $1,000 a month to cover general personal operating expenses and to reimburse Mr. Ruppanner for other documented and itemized business expenses for all reasonable travel, entertainment and other expenses in excess of the prior $1,000 consistent with expense reimbursement policies adopted by the Board of Directors of the Company. The Company has determined that 100% of Mr. Ruppanner’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998. The term of Mr. Ruppanner’s employment agreement is indefinite and may be terminated by the Company for Cause (as defined in the employment agreement) or by Mr. Ruppanner upon 30 days prior written notice or in the event of Mr. Ruppanner’s death or permanent disability.

Effective December 31, 2007, the Company entered into an employment agreement with Lisa Yakiwchuk, the Administrative Officer and Secretary of the Company. She is to receive annual compensation of $120,000. The Company intends to accrue this amount along with the other payments required under the other employment agreements and the advisory agreement. The Company has determined that 100% of the Secretary time is spent on corporate and administrative matters and all costs are expensed in the current period as incurred.

Significant Employees

We have no significant employees other than our executive officers and directors named in this prospectus. We conduct our business through agreements with consultants and arms-length third parties.

Committees of the Board of Directors

Our audit committee presently consists of our directors. Our board does not have compensation, governance, nominating or executive committees or any other committees. Our entire board serves in such capacities until their respective successors are elected and qualified.

Code of Ethics

We have not adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in that our officers and directors serves in all the above capacities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock As of the date of this Prospectus by (i) each Named Executive Officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person.

Name and Address of Beneficial Holder	Title	Shares of Common Stock		Percentage of Common Stock (1)
Richard Shergold 9768-170 Street, Suite 542, Edmonton, Alberta T5T5L4	Chief Executive Officer, Chief Creative Officer and Chairman (Principal Executive Officer and Principal Financial Officer)	90,000,000		73.32%

Andrew Ruppanner 44 Coyote Mountain Rd. Santa Fe, New Mexico 87505	President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	10,000,000	(2)	8.15%

Lisa Yakiwchuk 18012-73 Avenue Edmonton, Alberta T5T3K3	Administrative Officer and Director	1,000,000		0.82%

Kelly Kot 7508-75 Street Edmonton, Alberta T6C2E8	Director	1,550,000		1.26%

All executive officers and directors as a group (4 persons)	—	102,550,000		83.54%

Notes:

(1)
Applicable percentage of ownership is based on 122,748,500 shares of common stock issued and outstanding. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

(2)	Shares held by the Ruppanner Family Trust of which Andrew Ruppanner has voting and dispositive control.

DESCRIPTION OF SECURITIES

General

Under our Certificate of Incorporation, we are authorized to issue an aggregate of 400,000,000 shares of common stock, par value $0.0001 per share, or Common Stock and no shares of preferred stock. As of the date hereof, 122,748,500,000 shares of our common stock are issued and outstanding, and there are approximately 104 holders of record of our Common Stock.

Common Stock

Pursuant to our bylaws, our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Certificate of Incorporation. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive, on a pro rata basis, all assets of our company available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), on a pro rata basis.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

There is no active market for our common stock.

Currently, there is no active trading market for our common stock. Following the effectiveness of this registration statement, we intend to request that a broker-dealer/market maker submit an application to make a market for our common stock shares on the OTC Bulletin Board. There can be no assurance, however, that the application will be accepted or that any trading market will ever develop or be maintained on the OTC Bulletin Board, pink sheets or any other recognized trading market or exchange. Any trading market that may develop in the future for our common stock will most likely be very volatile, and numerous factors beyond our control may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement will our common stock become eligible to be quoted on the OTC Bulletin Board. In the event that we lose our status as a "reporting issuer," any future quotation of our common stock on the OTC Bulletin Board may be jeopardized.

Dividend Policy

We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. Our Board periodically will reevaluate this dividend policy taking into account our operating results, capital needs, and the terms of our existing financing arrangements and other factors.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We do not have a stock option plan in place nor are there any outstanding exercisable for shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The Sourlis Law Firm has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock. The Sourlis Law Firm has consented to being named as an expert in our registration statement, of which this prospectus forms a part. The consent has been filed as an exhibit to the registration statement.

Conner & Associates, P.C., our certified public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit reports. Conner & Associates, P.C. has presented its report with respect to our audited financial statements. The report of Conner & Associates, P.C. is included in reliance upon their authority as experts in accounting and auditing. Their consent to being named as Experts is filed as Exhibit 23.1 to the Registration Statement of which this Prospectus is a part.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws provide no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation’s directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

ORGANIZATION WITHIN LAST FIVE YEARS

See “Certain Relationships and Related Transactions and Corporate Transactions.”

DESCRIPTION OF OUR BUSINESS

Throughout this prospectus, references to “SKGI,” the “Company,” “we, “us” and “our” mean Smart Kids Group, Inc.

General Development of Business

We are engaged in the licensing and development of children’s education/entertainment (referred to in this prospectus as “Edutainment”) products through a variety of media, including television, video, retail, direct marketing and the Internet. Our Company is essentially a digital media production company that is also structured to commercialize its IP through Company owned marketing and distribution channels.

We were incorporated under the laws of the State of Florida on February 11, 2003. Since inception, we have developed, distributed and licensed quality children’s EDUtainment products through a variety of media including television, video, retail, direct marketing, and the Internet. EDUtainment is a genre of children entertainment products that have underlying educational themes, intended to educate as well as entertain.

Using child safety awareness as its unifying theme, our characters and related products serve a uniquely viable market niche. This niche combines entertainment and educational programming and merchandising, all of which address parents’ concerns about keeping their children safe and aware of their surroundings in their homes, their communities, and in an increasingly uncertain world.

We have developed a website for kids as well as a portfolio of branded merchandise to be sold through its website and which management intends to eventually sell through franchised retail outlets. Our Company has launched a growth strategy with the goal to achieve international brand recognition.

Narrative Description of Business

Business Overview

By using our existing intellectual property assets, products and services as well as recent acquisitions in television, video, software development and the Internet with unique and significant cross-marketing capabilities, we believe that we are positioned to become a successful online community and real world supplier of products and services for kids of all ages.

SKGI is currently at the stage of emerging from a development stage company into an operating company with a portfolio of products that can be immediately marketed and distributed through a variety of channels. We believe our product inventory will be enthusiastically sought after in the market place as it provides a full range of edutainment products with a special and unifying theme on child safety.

Leveraging existing intellectual property (IP) and global distribution rights, we intend to sell, license and market products and planned retail franchises through a variety of media including television, video, direct marketing, and the Internet.

We currently have products which we believe address the preschool market, and we anticipate to continue to acquire and license content and products, which will extend its age appeal into the early teens.

License Agreements

On June 20, 2005, Richard Shergold, our Chief Executive Officer and Chairman, and SKIH entered into a License Agreement. Pursuant the License Agreement, Mr. Shergold licensed, on an exclusive basis, all of the IP assets owned by Mr. Shergold to SKIH. Pursuant to the License Agreement, the Company agreed to pay SKIH a management fee of $5,000 per month and a world-wide exclusive royalty-free license to use the IP assets in connection with the manufacture, distribution, sale and advertising of the IP for the term of the License Agreement. Under the License Agreement, the Company shall use its best efforts to support, promote and establish a market for the IP Assets and to supply such market by distributing and selling a sufficient volume of the Intellectual Property to meet demand.

The initial term of the License Agreement is 25 years and the Company has the right to extend the License Agreement in perpetuity. Mr. Shergold is to receive a royalty of $5,000 per month. In the event the Company extends the License Agreement in perpetuity, the royalty shall be based on the fair market value of the licensed products but in no event exceed 15% of the value of the Licensed Products before expenses or other deductions. As of the date of this Prospectus, the Company has not paid Mr. Shergold any royalties but has rather, accrued $190,000 in monies owed to Mr. Shergold pursuant to this Agreement.

On June 20, 2005, SKIH entered into a license agreement with the Company pursuant to which it sublicensed the Intellectual Property to the Company (the “Sublicense Agreement”). The remaining terms of the Sublicense Agreement are the same as the License Agreement between Mr. Shergold and SKIH.

Company History

Created in 1991, Mr. Richard Shergold, Founder, took the Be Alert Bert series from inception to Canadian TV networks through worldwide distribution. In 1998, Richard Shergold through Shaw Programming Initiative in Canada was awarded “Best Children’s Production” to the Be Alert Bert® series. The series has a video library of 28 half-hour TV shows in English and 26 half-hour shows in Spanish, SKGI will focus on updating and placing the current series onto mainstream English and Spanish networks, characters and related products serve a uniquely viable niche market which combines entertainment, educational programming and merchandising, all of which address parents' and children's concerns about keeping safe and aware of their surroundings in their homes, their communities, and in an increasingly uncertain world. This is acted out by a brother (Bert) and sister (Clare) and their friends. SKGI will extend its age appeal into the early teens with the new TV series (The New Adventures of Bert and Clare) which is in pre-production, combining adventure and learning in a 3D fully-animated world, taking both children and early teens to new heights in adventure and education. Mr. Shergold created, produced, and stars in Full Motion Fitness, an exercise program, based on the White Tiger martial arts it is a Tai Chi fitness program, the first of four. The series has thirty-one half-hour segments and is currently being broadcast in North America and Australia. He also created and produced the 3D Fitness Trainer, a fully animated fitness program on CD and online for the computer users as well an e-mail and chat program in java, plus a unique product line for his cross platform marketing concepts. Mr. Shergold was successful in securing investment over $5. million over 16 yrs of work to fund the productions, trademarks, software, domain names fut5ure products and copyrights for a television series and line of products that promoted child safety in an entertaining and educational way.

The Be Alert Bert series, which targets preschool children and focused on safety issues, was nominated for three AMPIA (Alberta Motion Picture Industry Association) Awards and won the Best Children’s Television Show award in 1998.

In 2003, SKGI was formed to fully commercialize the venture in the United States. Mr. Shergold has identified a market niche dedicated to child safety and education. The Company is now commencing operations on SKGI’s planned growth strategy.

Principal Products or services and their markets

KEY PRODUCTS

The TV Series: “Be Alert Bert”

Be Alert Bert was produced in 1997, and is currently airing on eleven stations worldwide, available to over 30,845,000 households. The series consists of 54 half hour episodes. In addition, Mr. Shergold created, produced, and stars in Full Motion Fitness. The series has thirty-one half-hour segments and is currently being broadcast in North America and Australia. In addition, the series was available through the Be Alert Bert Website as well as the Video Library Company, based in Pennsylvania, and Global Video Inc., of Arizona. These two companies successfully target school boards and libraries through catalogue sales. SKGI has decided to market all of their products through their own proposed retail outlets.

The television series is a consistent revenue generator, with large market potential for merchandising and home video sales, detailed below.

The TV Series: “The Adventures of Bert & Clare”

In development, The Adventures of Bert & Clare is a new, fully animated children’s television series; designed to break all the rules of traditional entertainment programming for kids aged six to eleven. Using the already familiar characters of the Be Alert Bert series, plus an unlimited host of fresh new ones, this new television series promises to set a new standard in the area of edutainment. It will consist of sixty-five fully animated 15-minute shows. The target market is comprised of children between the ages of six and eleven.

Merchandise:

Several logo products are anticipated for future development to capitalize on the popularity of the TV series. Examples of the types of products to be offered are:
o	Nightlights
o	Bike Helmets
o	Back Packs
o	Lunch Boxes
o	Medical Kits
o	Watches

Please note that the above-mentioned products are anticipated and the Company has not yet begun to develop such products.

Mall-Centered, Bee Hive Franchise Kiosks and Stores:

In development is the creation of a franchise of Bee Hive-shaped Bert & Clare kiosks to be purchased and owner-operated in stores throughout North America. The kiosks offer a tremendous opportunity to promote and sell Bert & Clare merchandise, offer the opportunity to play Bert & Clare interactive games, and promote upcoming episodes as well as Smart Kids, and will add a noticeable and consistent, real world presence to everyone’s shopping experience.

There are four intended and anticipated primary sources of revenue to the company:

•	Website

o	Membership fees

o	Merchandise sales

•	Television

o	Broadcast Licenses (Domestic and International)

o	Sponsorship

•	Merchandise

o	Licensing

o	Sales

•	Kiosk/Store Franchises

o	Franchise Sales

o	Franchise Fees

Growth Strategy

SKGI has developed a five-stage growth strategy, to be fully implemented upon the attainment of necessary capital milestones:

•	Phase 1 – Re-engineer Infrastructure
To support rapid expansion and growth, the Company anticipates investment to build operational enhancement and increased capabilities to:

o	Company Websites
o	Current ‘Be Alert Bert’ TV series
o	Merchandise Inventory/Control systems
o	E-commerce/Financial systems
o	Administrative support systems

•	Phase 2 – Launch US Brand Awareness Program
License/Distribute ‘Be Alert Bert’ TV series to US markets as the foundation to a comprehensive ‘Brand Management’ program with the goal to build ‘top-of-mind’ awareness in the target demographics. It is anticipated that this Program will focus on kid’s safety and include elements such as:

o	A National PR campaign
o	TV/Website cross marketing programs
o	Implementation of a ‘Partners Program’ with National Associations and Businesses
o	Initiate Franchise development program

•	Phase 3 – Expand Branded Merchandise Licensing and Development
This phase of development will extend our existing branded product portfolio to a level sufficient enough to support retail distribution.

o	Implement inventory management systems
o	Implement distribution strategy
o	Build store level inventory
o	Complete Franchise management system

•	Phase 4 – Implement Smart Kids Franchise Program
SKGI plans to build prototype kiosks and retail stores near its headquarters in Santa Fe, New Mexico to test franchise operations before national sales and rollout.

o	Expansion of Merchandise Licensing and Development
o	This phase of development will extend our existing branded product portfolio to a level sufficient enough to roll out retail distribution.
o	Conduct Franchise sales

•	Phase 5 – Drive Market Share Growth

This phase of development will extend our Brand deeper into our target demographics and into global markets.
o	Release of our second TV Series – “The Adventures of Bert and Clare” introducing new characters.
o	Release of new “fresh” character based merchandise
o	Launch International franchise program

The implementation of this five-stage growth strategy is contingent upon our successful attainment of necessary capital and funding. There is no guarantee that the Company will be successful in raising such capital, and as a consequence, may never become profitable. Please refer to “Risk Factors”, for an explanation of this risk and other risks pertinent to an investment in this Company.

Distribution Methods of the Products or Services

Promotion Vehicles

All traditional promotional vehicles will be considered in the marketing mix designed to generate sales; however our primary vehicle to market will be an aggressive Public Relations program.

It is anticipated that executives of the company will publish articles, participate in industry panels, news interviews and as serve as industry related public speakers.  We believe that an emphasis on Public Relations for both company and product related promotion is both cost and market effective.

Public Relations

Upon the successful attainment of necessary capital, the Company intends to employ a dedicated Public Relations Marketing company to lead all Public Relations initiatives in a consistent manner. Such initiatives include the following:

Trade Shows. Key business and trade show participation is anticipated to be a key promotional vehicle for SKGI. We will use trade shows and brand equity promotions to complement our marketing strategy of developing an enticing market for our products and services.

Web Marketing. It is intended that internet marketing will be our most heavily invested advertising media channel. We anticipated also using web marketing for lead generation and for special offers.

Cross Marketing. Working with our major Clients and Partners, the Company anticipates generating and implementing cross-marketing campaigns to drive promotion and Brand recognition

Status of any publicly announced new Product or Service

No new product has recently been publicly announced.

Competitive business conditions, the Issuer's competitive position in the industry, and methods of competition

Our principal competitors are the large media companies (e.g., Disney, Time Warner and Nickelodeon, which are owned by Viacom) with consumer products/merchandise licensing divisions, toy companies, other licensing companies, and numerous individuals who act as merchandising agents. There are also many independent product development firms with which the Company competes. Many of these companies have substantially greater resources than the Company and represent properties which have been commercially successful for longer periods than the Properties represented by the Company. The Company believes it would be relatively easy for a potential competitor to enter its market in light of the relatively small investment required to commence operations as a merchandising agent.

Sources and Availability of raw materials and the names of principal suppliers

Our products do not require the consumption of raw materials.

Dependence on one or a few customers

We plan to market our products through distribution networks that aim to reach vast audience nationwide. We do not anticipate that we will depend on one or few customers.

Patents, trademarks, licenses, franchises, concessions, royalty agreements, or labor contracts, including their duration

Ownership Rights

We have secured exclusive licensing agreements for 100% of the rights to the following identified intellectual property:

•	Worldwide Television Broadcast
•	Worldwide Music
•	Worldwide Video/DVD
•	Worldwide Internet
•	Worldwide Licensed Merchandise

The need for government approval of principal products or services

There are currently no regulations governing our products or services.

Research & Development

The Company is not currently engaged in any research and development. The Company is currently focused on marketing and distributing its current inventory of products and services.

Employees

Aside from the Officers and Directors as described in this prospectus, the Company does not have any other employees. With the exception of Richard Shergold, all of our employees work on a part-time basis.

DESCRIPTION OF PROPERTIES

Our principal executive offices are located in Alberta, Canada at 9768-170 Street, Suite 542, Edmonton, Alberta T5T5L4, and our telephone number is (780) 222-6257. At the present time we do not own or lease real property, nor do we anticipate purchasing or leasing any property in the future. We believe that there is currently no need to maintain commercial office space. This issue will be re-evaluated periodically to determine if a need for such real property arises.

LEGAL PROCEEDINGS

During the past five years no director or executive officer of the company (i) has been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the United States Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion together with "Selected Historical Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of many factors, including the factors we describe under "Risk Factors," "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

Forward Looking Statements

Some of the information in this section contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Unless stated otherwise, the words “we,” “us,” “our,” “the Company” or “SKGI” in this prospectus collectively refers to the Company.

Business Overview

By using our existing intellectual property assets, products and services as well as recent acquisitions in television, video, software development and the Internet with unique and significant cross-marketing capabilities, we believe that we are positioned to become a successful online community and real world supplier of products and services for kids of all ages.

SKGI is currently at the stage of emerging from a development stage company into an operating company with a portfolio of products that can be immediately marketed and distributed through a variety of channels. We believe our product inventory will be enthusiastically sought after in the market place as it provides a full range of edutainment products with a special and unifying theme on child safety.

Leveraging existing intellectual property (IP) and global distribution rights, we intend to sell, license and market products and planned retail franchises through a variety of media including television, video, direct marketing, and the Internet.

We currently have products which we believe address the preschool market, and we anticipate to continue to acquire and license content and products, which will extend its age appeal into the early teens.

License Agreements

On June 20, 2005, Richard Shergold, our Chief Executive Officer and Chairman, and SKIH entered into a License Agreement. Pursuant the License Agreement, Mr. Shergold licensed, on an exclusive basis, all of the IP assets owned by Mr. Shergold to SKIH. Pursuant to the License Agreement, the Company agreed to pay SKIH a management fee of $5,000 per month and a world-wide exclusive royalty-free license to use the IP assets in connection with the manufacture, distribution, sale and advertising of the IP for the term of the License Agreement. Under the License Agreement, the Company shall use its best efforts to support, promote and establish a market for the IP Assets and to supply such market by distributing and selling a sufficient volume of the Intellectual Property to meet demand.

The initial term of the License Agreement is 25 years and the Company has the right to extend the License Agreement in perpetuity. Mr. Shergold is to receive a royalty of $5,000 per month. In the event the Company extends the License Agreement in perpetuity, the royalty shall be based on the fair market value of the licensed products but in no event exceed 15% of the value of the Licensed Products before expenses or other deductions. As of the date of this Prospectus, the Company has not paid Mr. Shergold any royalties but has rather, accrued $190,000 in monies owed to Mr. Shergold pursuant to this Agreement.

On June 20, 2005, SKIH entered into a license agreement with the Company pursuant to which it sublicensed the Intellectual Property to the Company (the “Sublicense Agreement”). The remaining terms of the Sublicense Agreement are the same as the License Agreement between Mr. Shergold and SKIH.

Going Concern

At March 31, 2008, we had $178 cash on-hand and an accumulated deficit of $420,130, and there is substantial their doubt as to our ability to continue as a going concern. We anticipate incurring losses in the future. We do not have an established source of revenue sufficient to cover our operating costs. Our ability to continue as a going concern is dependent upon our ability to successfully compete, operate profitably and/or raise additional capital through other means. If we are unable to reverse our losses, we will have to discontinue operations.

Evolving Industry Standards; Rapid Technological Changes

The Company's success in its business will depend in part upon its continued ability to enhance its existing products and services, to introduce new products and services quickly and cost effectively to meet evolving customer needs, to achieve market acceptance for new product and service offerings and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of the Company will not develop competitive products, or that any such competitive products will not have an adverse effect upon the Company's operating results.

Moreover, management intends to continue to implement "best practices" and other established process improvements in its operations going forward. There can be no assurance that the Company will be successful in refining, enhancing and developing its operating strategies and systems going forward, that the costs associated with refining, enhancing and developing such strategies and systems will not increase significantly in future periods or that the Company's existing software and technology will not become obsolete as a result of ongoing technological developments in the marketplace.

Sufficiency of Cash Flows

Because current cash balances and projected cash generation from operations are not sufficient to meet the Company's cash needs for working capital and capital expenditures, management intends to seek additional equity or obtain additional credit facilities. The sale of additional equity could result in additional dilution to the Company's shareholders. A portion of the Company's cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies.

Results of Operations at March 31, 2008

Assets. Our total assets were $776,353 at March 31, 2008 compared to $583,183 at June 30, 2007. Software development costs are being capitalized as assets until such time the Company starts generating revenue.  At that time, the software development costs will be amortized over their estimated useful lives.

Liabilities. Our total liabilities were $1,096,449 at March 31, 2008 compared to $723,295 at June 30, 2007. This decrease was primarily due to the accrual of amounts due under employment agreements.

Total Stockholders’ Deficit. Our stockholders’ deficit was $320,097 at March 31, 2008 compared to $140,113 at June 30, 2007. This increase was primarily due to realized losses.

Results of Operations for the Three Months ended March 31, 2008 compared to March 31, 2007.

Revenues. We did not have any revenue for the three months ended March 31, 2008 and 2007.

Net Loss. We had a net loss of $71,661 for the three months ended March 31, 2008 compared to $22,466 for the three months ended March 31, 2007. This increase was primarily due to the accrual of amounts due under the Company’s employment agreements.

Operating expenses. Our operating expenses include website maintenance fees, general and administrative expenses, legal and professional fees. Our total operating expenses increased to $71,233 for the three months ended March 31, 2008 from $22,037 for the three months ended March 31, 2007. This increase was primarily due to an increase in legal and professional fees to $70,000 from $22,037 in connection with costs incurred for the preparation and filing of the Company’s registration statement on Form S-1 of which this prospectus is a part.

Results of Operations for the Nine Months ended March 31, 2008 compared to March 31, 2007.

Revenue. We did not have any revenue for the nine months ended March 31, 2008 and 2007.

Net Loss. We had a net loss of $179,984 for the nine months ended March 31, 2008 compared to $67,398 for the nine months ended March 31, 2007. This increase was primarily due to the accrual of amounts due under the Company’s employment agreements.

Operating expenses. Our operating expenses include website maintenance fees, general and administrative expenses, legal and professional fees. Our total operating expenses increased to $178,698 for the nine months ended March 31, 2008 from $66,112 for the nine months ended March 31, 2007. This increase was primarily due to an increase in general and administrative expenses to $105,000 from $3,331 in connection with costs incurred for the preparation and filing of the Registration Statement on Form S-1 of which this Prospectus is a part.

Liquidity and Capital Resources

Cash Balance. At March 31, 2008, we had $178 cash on-hand and an accumulated deficit of $420,130, and there is substantial doubt as our ability to continue as a going concern. At June 31, 2007, we had $36 cash on-hand and an accumulated deficit of $140,113. We anticipate incurring losses in the near future. We do not have an established source of revenue sufficient to cover our operating costs in the next 12 months. Our ability to continue as a going concern is dependent upon our ability to successfully compete, operate profitably and/or raise additional capital through other means. If we are unable to reverse our losses, we will have to discontinue operations.

Results of Operations for the fiscal year ended June 30, 2007 compared to June 30, 2006

Revenues. We did not have any revenue for the fiscal years ended June 30, 2007 and 2006.

Assets. Our total assets were $583,183 at June 30, 2007, compared to $333,067 at June 30, 2006. This increase was primarily due to increased software development costs to $577,771 at June 30, 2007 from $331,771 at June 30, 2006. Software development costs increased due to the accrual of amounts due under the Company’s employment agreements.

Liabilities. Our total liabilities were $723,295 at June 30, 2007 compared to $383,315 at June 30, 2006. This increase was primarily due to an increase in accounts payable and accrued expenses from $342,754 at June 30, 2006 to $663,742 at June 30, 2007 due to the accrual of amounts due under the Company’s employment agreements.

Total Stockholders’ Deficit. Our stockholders’ deficit was $140,113 at June 30, 2007 compared to $50,249 at June 30, 2006.

Net Loss. We had a net loss of $89,864 for the fiscal year ended June 30, 2007 compared to $24,848 for the fiscal year ended June 30, 2006. This increase was primarily due to an increase in the amount of incurred legal and accounting fees.

Operating expenses. Our operating expenses include website maintenance fees, general and administrative expenses, legal and professional fees. Our total operating expenses increased to $88,149 for the fiscal year ended June 30, 2007 from $23,143 for the fiscal year ended June 30, 2006. This increase was primarily due to an increase in legal and professional fees from $18,118 to $81,605 in connection with costs incurred for the preparation and filing of the Registration Statement on Form S-1 of which this Prospectus is a part.

Liquidity and Capital Resources

Cash Balance. At June 30, 2007, we had $36 cash on-hand and an accumulated deficit of $240,146 causing our auditors to express their doubt as to our ability to continue as a going concern in their audit report for the fiscal year ended June 30, 2007. At June 30, 2006, we had $7,290 cash on-hand and an accumulated deficit of $150,282 This decrease from 2006 to 2007 was primarily due to incurred legal and accounting fees. We anticipate incurring losses in the future. We do not have an established source of revenue sufficient to cover our operating costs in the next 12 months. Our ability to continue as a going concern is dependent upon our ability to successfully compete, operate profitably and/or raise additional capital through other means. If we are unable to reverse our losses, we will have to discontinue operations.

Off -Balance Sheet Operations

The Company does not have any off-balance sheet operations.

Impact of Inflation

It is management's opinion that inflation has had only a negligible effect on our operations in the past several years.

CONTRACTUAL OBLIGATIONS AS OF MARCH 31, 2008

There are no contractual obligations on the Company’s Balance sheet as of March 31, 2008.

	Payment due by period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-Term Debt Obligations	$0	$0	$0	$0	$0
Capital Lease Obligations	$0	$0	$0	$0	$0
Operating Lease Obligations	$0	$0	$0	$0	$0
Purchase Obligations	$0	$0	$0	$0	$0
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$0

CRITICAL ACCOUNTING POLICIES

The Company’s financial statements included herein were prepared in accordance with United States generally accepted accounting principles. Significant accounting policies are as follows:

a.    Use of Estimates

The preparation of the statement of financial condition in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b.    Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

c.   Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between financial reporting basis and tax basis of the assets and liabilities and are measured using enacted tax rates that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

 d.  Fair Value of Financial Instruments

The carrying value of cash equivalents, software development costs, and accrued expenses approximates fair value.

e.    Revenue Recognition

The Company recognizes revenue using the accrual method of accounting wherein revenue is recognized when earned and expenses and costs are recognized when incurred.
Since inception of the business, February 11, 2003, the Company has not realized any revenue.

f.     Software Development Costs

The Company accounts for its software development costs for its products in accordance with Statement of Position #98 issued by the AICPA in March 1998. As of March 31, 2008, the Company capitalized $772,771 for the costs incurred to-date. Management intends to amortize these costs over their estimated useful life when the Company realizes revenue.

New Accounting Pronouncements

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.”  SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The Company does not anticipate adopting this pronouncement.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  SFAS No. 141(R) changes the accounting for and reporting of business combination transactions in the following way:  Recognition with certain exceptions, of 100% of the fair values of assets acquired, liabilities assumed, and non controlling interests of acquired businesses; measurement of all acquirer shares issued in consideration for a business combination at fair value on the acquisition date; recognition of contingent consideration arrangements at their acquisition date fair values, with subsequent changes in fair value generally reflected in earnings; recognition of pre-acquisition gain and loss contingencies at their acquisition date fair value; capitalization of in-process research and development (IPR&D) assets acquired at acquisition date fair value. Recognition of acquisition-related transaction costs as expense when incurred; recognition of acquisition-related restructuring cost accruals in acquisition accounting only if the criteria in Statement No. 146 are met as of the acquisition date; and recognition of changes in the acquirer’s income tax valuation allowance resulting from the business combination separately from the business combination as adjustments to income tax expense.  SFAS No. 141(R) is effective for the first annual reporting period beginning on or after December 15, 2008 with earlier adoption prohibited.  The adoption of SFAS No. 141(R) will affect valuation of business acquisitions made in 2009 and forward.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“FAS 159”).  FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  This provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without being required to apply complex hedge accounting provisions.  FAS 159 is effective for fiscal years beginning after November 15, 2007, and the Company are currently evaluating the impact that FAS 159 will have on its financial position and results of operations once adopted.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”).  SAB 108 provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment and is effective for fiscal years ending after November 15, 2006.  The adoption of SAB 108 had no impact on the Company’s financial statements for the interim period ended March 31, 2008.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“FAS 157”).  FAS 157 defines fair value, establishes a framework for measuring fair value, expands disclosures about fair value measurements and is effective for fiscal years beginning after November 15, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

Described below are transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets for the last three completed fiscal years, and in which any of our directors, nominee directors, executive officers, security holders who beneficially own 5% or more of our voting securities, and any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest. We believe that terms of each transaction below were comparable to those obtainable from unaffiliated third parties.

All of the trademarks and work product that the Company currently works with is under an exclusive sublicense agreement with SKIH who licenses such Intellectual Property from Richard Shergold, the owner of all of the Intellectual Property for $5,000 per month plus royalties fees as described above.

Director Independence

None of our directors are deemed to be independent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares of Common Stock are currently listed for trading on the Over-the-Counter Pink Sheets under the symbol “SKGP.” The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of August 29, 2008, we had 104 holders of record of our common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

None.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

FINANCIAL INFORMATION

Our audited financial statements for the fiscal years ended June 30, 2007 and 2006 and unaudited financial statements for the three and nine months ended March 31, 2008 are included after the Signature Page and are incorporated by reference herein.

[OUTSIDE BACK COVER OF PROSPECTUS]

SMART KIDS GROUP, INC.
2,330,200 SHARES COMMON STOCK

Item	Page

Summary

Risk Factors

Use of Proceeds	9

Determination of Offering Price	9

Dilution	9

Selling Stockholders	10

Plan of Distribution	15

Directors, Executive Officers, Promoters and Control Persons	16

Security Ownership of Certain Beneficial Owners and Management	21

Description of Securities	21

Interest of Named Experts and Counsel	23

Experts	23

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	23

Organization Within Last Five Years	23

Description of Business	24

Legal Proceedings	29

Management’s Discussion and Analysis of Financial Condition and Results of Operations	30

Description of Properties	29

Certain Relationships and Related Transactions and Corporate Governance	36

Market for Common Equity and Related Stockholder Matters	36

Executive Compensation

Changes in and Disagreements with Accountants and Financial Disclosure	36

Where You Can Find More Information	37

Financial Statements	37

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	Amount US ($)
SEC Registration Fee	$780
Transfer Agent Fees	$5,000
Accounting Fees and Expenses	$30,000
Legal Fees and Expenses	$40,000
Printers	$5,000
Miscellaneous	$0
Total	$80,780

(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide for indemnification to the full extent permitted by the laws of the State of Florida for each person who becomes a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator, or intestate, is or was a director or officer of the corporation or served any other corporation of any type or kind, domestic or foreign in any capacity at the request of the corporation. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

We have no other indemnification provisions in our Certificate of Incorporation, Bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

From February 12, 2003 to November 22, 2007, the Company sold an aggregate of 19,733,500 shares of common stock to an aggregate of 78 individuals. Such individuals were “accredited investors” as such term is defined under the Securities Act of 1933, as amended. These shares were issued without registration under the Securities Act of 1933, as amended, under the exemption afforded the Company under Section 4(2) promulgated thereunder due to the fact that such issuances did not involve a public offering.

2

On March 8, 2005, the Company issued an aggregate of 15,000 shares of common stock to Sean Slipchuk in consideration of web-based services rendered. These shares were issued without registration under the Securities Act of 1933, as amended, under the exemption afforded the Company under Section 4(2) promulgated thereunder due to the fact that such issuance did not involve a public offering.

On December 15, 2007, the Company issued an aggregate of 200,000 shares of common stock to Nimbus Development Corp. in consideration of assistance with the filing of a Form 15c-211 with FINRA, to obtain a trading symbol and other services rendered. These shares were issued without registration under the Securities Act of 1933, as amended, under the exemption afforded the Company under Section 4(2) promulgated thereunder due to the fact that such issuance did not involve a public offering.

On July 11, 2006, the Company issued an aggregate of 250,000 shares of common stock to Reich Bros. in consideration for services rendered as a business advisor. These shares were issued without registration under the Securities Act of 1933, as amended, under the exemption afforded the Company under Section 4(2) promulgated thereunder due to the fact that such issuance did not involve a public offering.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibits

3.1	Articles of Incorporation of Smart Kids Group, Inc.

3.1.1	Amended Articles of Incorporation of Smart Kids Group, Inc.,

3.2	Bylaws

4.1	Form of Common Stock Certificate

5.1	Legal Opinion of The Sourlis Law Firm

10.1	Licensing Agreement between Richard Shergold and Smart Kids International Holdings, Inc.

10.2	Sublicense Agreement, dated June 20, 2005, between Smart Kids International Holdings, Inc. and Smart Kids Group, Inc.

10.3	Employment Agreement, dated August 1, 2005, between Smart Kids Group, Inc. and Richard Shergold

10.4	Employment Agreement, dated August 1, 2005, between Smart Kids Group, Inc. and Paul A. Ruppanner

10.5	Employment Agreement, dated August 1, 20095, between Smart Kids Group, Inc. and Lisa Yakiwchuk

10.6	Lock-up Agreement, dated January 1, 2007, between Smart Kids Group, Inc. and Al Hawryluk

10.7	Lock-up Agreement, dated January 1, 2007, between Smart Kids Group, Inc. and Gary Lee Jorvorsky

10.8	Lock-up Agreement, dated January 1, 2007, between Smart Kids Group, Inc. and Sean Slipchuk

23.1	Consent of Conner & Associates, P.C., certified public accountants

23.2	Consent of The Sourlis Law Firm (included in Exhibit 5.1)

3

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purposes of determining any liability under the Securities Act to any purchaser:

(a)   Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) promulgated under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(b)   Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

4

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

5

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Edmonton Alberta, Canada on August 29, 2008.

SMART KIDS GROUP, INC.

By:	/s/ RICHARD SHERGOLD
Richard Shergold Chief Executive Officer and Chairman (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ RICHARD SHERGOLD	Chief Executive Officer and Chairman	August 29, 2008
Richard Shergold	(Principal Executive Officer)

/s/ ANDREW RUPPANNER	President, Chief Operating Officer and Director	August 29, 2008
Andrew Ruppanner	(Principal Accounting and Financial Officer)

/s/ LISA YAKIWCHUK	Administrative Officer. Secretary and Director	August 29, 2008
Lisa Yakiwchuk

/s/ KELLY KOT	Director	August 29, 2008
Kelly Kot

6

Smart Kids Group, Inc.

March 31, 2008

Smart Kids Group, Inc.
Certification of the Chief Executive Officer

I, Richard Shergold, Chief Executive Officer of Smart Kids Group, Inc. hereby certify that the financial statements filed herewith and any notes thereto, fairly present, in all material respects the financial position of Smart Kids Group, Inc.’s results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States, consistently applied.

____________________________________
July 21, 2008

Smart Kids Group, Inc.
Certification of the Chief Financial Officer

I, Paul A. Ruppaner, Chief Financial Officer of Smart Kids Group, Inc. hereby certify that the financial statements filed herewith and any notes thereto, fairly present, in all material respects the financial position of Smart Kids Group, Inc.’s results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States, consistently applied.

____________________________________
July 21, 2008

F-1

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Balance Sheets
	03/31/2008	6/30/2007
	Unaudited	Audited
ASSETS
Current assets
Cash	$178	$36
Prepaid expenses	2,975	3,661
Total current assets	3,153	3,697

Other assets
Software development costs	772,771	577,771
Organizational costs, net of amortization	429	1,715
Total other assets	773,200	579,486
Total assets	$776,353	$583,183

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$966,896	$663,742
Due to shareholder	87,053	17,053
Deposits from stock subscriptions	42,500	42,500
Total current liabilities	1,096,449	723,295

Total liabilities	1,096,449	723,295

Commitment and contingencies	-	-

Stockholders' equity (deficit)
Common stock, $.0001 par value, 400,000,000 shares
authorized; 121,178,500 issued and outstanding	12,118	12,118
Additional paid-in capital	87,915	87,915
Accumulated deficit during the development stage	(420,130)	(240,146)

Total stockholders' equity (deficit)	(320,097)	(140,113)

Total liabilities and stockholders' equity (deficit)	$776,353	$583,183

The financial information presented herein has been prepared by management without audit by independent certified public accountants

See accompanying notes

F-2

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Statements of Operations
					For the period
	For the three	For the three	For the nine	For the nine	February 11, 2003
	months ended	months ended	months ended	months ended	(Inception ) to
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007	March 31, 2008
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Net sales	$-	$-	$-	$-	$-
Cost of goods sold	-	-	-	-	-
Gross profit	-	-	-	-	-
Operating expenses
Stock issued for services	-	-	-	-	14,679
Website maintenance and fees	1,233	526	3,698	1,577	10,553
General and administrative expenses	-	1,110	105,000	3,331	93,820
Legal and professional fees	70,000	20,401	70,000	61,204	192,932
Total operating expenses	71,233	22,037	178,698	66,112	411,984

Income (loss) from operations	(71,233)	(22,037)	(178,698)	(66,112)	(411,984)

Other income (expense),
Depreciation and amortization expense	(429)	(429)	(1,286)	(1,286)	(8,146)
Total other income (expense)	(429)	(429)	(1,286)	(1,286)	(8,146)

Income (loss) before provision for income taxes	(71,661)	(22,466)	(179,984)	(67,398)	(420,130)
Provision for income taxes	-	-	-	-	-
Net income (loss)	$(71,661)	$(22,466)	$(179,984)	$(67,398)	$(420,130)

Net loss per common share (basic and diluted)	(0.0015)	(0.0100)	$(0.0015)	(0.0006)	(0.0100)

Weighted average common shares
outstanding (basic and diluted)	121,178,500	121,178,500	121,178,500	121,178,500	42,058,724

The financial information presented herein has been prepared by management without audit by independent without audit by independent certified public accountants.

See accompanying notes

F-3

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Statements of Cash Flows
					For the period
	For the three	For the three	For the nine	For the nine	February 11, 2003
	months ended	months ended	months ended	months ended	(Inception ) to
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007	March 31, 2008
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Cash flows from operating activities
Net (loss)	$(71,661)	$(22,466)	$(179,984)	$(67,398)	$(420,130)
Adjustments to reconcile net (loss) to net
cash used in operating activities:
Depreciation and amortization	429	429	1,286	1,286	8,146
(Increase) decrease in:
Prepaid expenses	229	229	686	686	(2,975)
Organizational costs	-	-	-	-	(8,575)
Increase (decrease) in:
Accounts payable and accrued expenses	65,926	86,914	303,154	234,436	966,896
Net cash (used in) operating activities	(5,078)	65,105	125,142	169,010	543,362

Cash flows from investing activities
Software development costs	(65,000)	(65,000)	(195,000)	(195,000)	(772,771)
Cash flows (used in) investing activities	(65,000)	(65,000)	(195,000)	(195,000)	(772,771)

Cash flows from financing activities
Proceeds from the issuance of stock	-	-	-	-	100,033
Proceeds from due to shareholder	70,000	-	70,000	3,992	87,053
Proceeds from stock subscriptions	-	-	-	15,000	42,500
Cash flows provided by financing activities	70,000	-	70,000	18,992	229,586

Net (decrease) increase in cash	(78)	105	142	(6,998)	178

Cash and cash equivalents, beginning of period	256	187	36	7,290	-
Cash and cash equivalents, end of period	$178	$292	$178	$292	$178

The financial information presented herein has been prepared by management without audit by independent without audit by independent certified public accountants

See accompanying notes

F-4

Smart Kids Group, Inc.
Notes to Unaudited Financial Statements
March 31, 2008

NOTE 1.	NATURE OF ORGANIZATION

Smart Kids Group, Inc. (“the Company’) was formed on February 11, 2003 under the laws of the State of Florida.

The Company licenses technology and develops educational content and software. It is intended that the Company’s content and software will be distributed through several media channels.

As of March 31, 2008, the Company was a development stage company. SFAS #7 defines a development stage enterprise as one that is devoting substantially all of its efforts to establishing a new business and either planned principal operations have not commenced or planned principal operations have commenced but there has been no significant revenue. From February 11, 2003 (date of inception) through March 31, 2008, the Company did not realize any significant revenue.

NOTE 2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements include the accounts of the Company. The preparation of these unaudited and condensed financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these unaudited and condensed financial statements and accompanying notes. Actual results could differ materially from those estimates.

These unaudited and condensed financial statements and accompanying notes should be read in conjunction with the Company’s annual financial statements and the notes thereto for the fiscal year ended June 30, 2007.

Summary of Significant Accounting Policies

The Company’s accompanying financial statements are prepared in accordance with United States generally accepted accounting principles. Significant accounting policies are as follows:

a.     Use of Estimates

The preparation of the statement of financial condition in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b.     Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

c.     Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between financial reporting basis and tax basis of the assets and liabilities and are measured using enacted tax rates that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

F-5

d.     Fair Value of Financial Instruments

The carrying value of cash equivalents, software development costs, and accrued expenses approximates fair value.

e.     Revenue Recognition

The Company recognizes revenue using the accrual method of accounting wherein revenue is recognized when earned and expenses and costs are recognized when incurred.
Since inception of the business, the Company has not realized any revenue.

f.     Software Development Costs

The Company accounts for its software development costs for its products in accordance with Statement of Position #98 issued by the AICPA in March 1998. As of March 31, 2008, the Company capitalized $772,771 for the costs incurred to-date. Management intends to amortize these costs over their estimated useful life when the Company realizes revenue.

NOTE 3.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of March 31, 2008, the Company incurred $966,896. The accounts payable and accrued expenses primarily consist of the payments due under employment agreements along with the related employment taxes, consulting agreements and operating expenses.

NOTE 4.	DUE TO SHAREHOLDER

As of March 31, 2008, the Company incurred $87,053, which consists of unreimbursed operating expenses and professional fees incurred by the majority shareholder. The advances do not bear interest or any specific repayment terms.

NOTE 5.	DEPOSITS FROM STOCK SUBSCRIPTIONS

As of March 31, 2008, the Company received $42,500 from individuals who invested in stock subscription agreements wherein upon the Company raising additional capital, these amounts are convertible into common shares of the Company.

NOTE 6.	AGREEMENTS

Effective December 31, 2007, the Company entered into a lock-up agreements wherein certain shareholders agreed to not sell, assign, pledge or otherwise dispose of any rights with respect to the certain common shares of the Company that they own through January 31, 2009.

F-6

Effective December 31, 2007, the Company entered into an employment agreement with the Secretary of the Company. She is to receive annual compensation of $120,000. The Company intends to accrue this amount along with the other payments required under the other employment agreements and the advisory agreement. The Company has determined that 100% of the Secretary time is spent on corporate and administrative matters and all costs are expensed in the current period as incurred.

Effective August 1, 2005, the Company entered into an employment agreement with Mr. Shergold at an annual salary as of $100,000. There are no additional payments due to Mr. Shergold for work performed prior to the date of the employment agreement. The Company has determined that 100% of Mr. Shergold’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998.

Effective December 31, 2005, the Company entered into an employment agreement with Mr. Ruppaner at an annual salary as of $100,000. There are no additional payments due to Mr. Ruppaner for work performed prior to the date of the employment agreement. The Company has determined that 100% of Mr. Ruppaner’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998.

All of the trademarks and licensed products that the Company currently works with is under an exclusive sublicense agreement through Smart Kids International Holdings, Inc. and Mr. Shergold, the owner of all of the intellectual property. Effective June 20, 2005, the Company entered into an exclusive license representation agreement with Mr. Shergold at an annual fee of $60,000.

Effective June 8, 2006, the Company entered into an advisory agreement which requires a monthly payment of $5,000.

NOTE 7.	INCOME TAXES

The Company has approximately $163,850 in gross deferred tax assets at March 31, 2008, resulting from net operating loss carry forwards. A valuation allowance has been recorded to fully offset these deferred tax assets because the future realization of the related income tax benefits is uncertain. Accordingly, the net provision for income taxes is zero as of March 31, 2008. As of March 31, 2008, the Company has federal net operating loss carry forwards of approximately $420,130 available to offset future taxable income through 2027 subject to the filing of the Company’s United States Federal Income Tax Returns.

As of March 31, 2008, the difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to loss before income taxes is as follows (in percentages):

Statutory federal income tax rate	-34%
State taxes - net of federal benefits	-5%
Valuation allowance	39%

Income tax rate – net	0%

NOTE 8.	STOCKHOLDERS’ EQUITY

As of March 31, 2008, the Company was authorized to issue 400,000,000 shares of common stock of which 121,178,500 common shares were issued and outstanding.

F-7

NOTE 9.	CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of cash. Historically, the Company has not experienced any losses on its deposits.

NOTE 10.	COMMITMENTS AND CONTINGENCIES

The Company shares office space at the residence of the founder at no cost in Edmonton, Canada.

NOTE 11.	LIQUIDITY AND CAPITAL RESOURCES

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the financial statements, the Company experienced a net loss of $179,984 for the nine months ended March 31, 2008 along with an accumulated deficit during the Company’s development stage of $420,130 as of March 31, 2008.

The Company’s management is in the process of filing securities documents with the United States Securities and Exchange Commission in order to raise additional financing.

The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations.

F-8

Smart Kids Group, Inc.

______________________________________________________________________________

June 30, 2007 and 2006
______________________________________________________________________________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Shareholders
Smart Kids Group, Inc.

We have audited the accompanying balance sheets of Smart Kids Group, Inc. as of June 30, 2007 and 2006, and the related statements of operations, shareholders’ equity (deficit), and cash flows for the years then ended and the period February 11, 2003 (date of inception) to June 30, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company internal control over financial reporting. Accordingly, we express no such opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company and the results of its operations and its cash flows for years ended June 30, 2007 and 2006 and the period February 11, 2003 (date of inception) to June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company experienced a net loss of $89,864 and $24,858 for the years ended June 30, 2007 and 2006 along with an accumulated deficit of $240,146 as of June 30, 2007. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Conner & Associates, PC
Newtown, Pennsylvania
09 July 2008

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Balance Sheets
June 30, 2007 and 2006

          < font style="DISPLAY: inline; FONT-SIZE: 10pt; FONT-FAMILY: Times New Roman">
	2007	2006
ASSETS
Current assets
Cash	$36	$7,290
Prepaid expenses	3,661	4,576
Total current assets	3,697	11,866

Other assets
Software development costs	577,771	317,771
Organizational costs, net of amortization	1,715	3,430
Total other assets	579,486	321,201

Total assets	$583,183	$333,067

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$663,742	$342,754
Due to shareholder	17,053	13,061
Deposits from stock subscriptions	42,500	27,500
Total current liabilities	723,295	383,315

Total liabilities	723,295	383,315

Commitments and contingencies	-	-

Stockholders' equity (deficit)
Common stock, $0.0001 par value; 400,000,000
shares authorized; 121,178,500 shares
issued and outstanding as of
June 30, 2007 and June 30, 2006	12,118	12,118
Additional paid-in-capital	87,915	87,915
Accumulated deficit during the development stage	(240,146)	(150,282)
Total stockholders' equity (deficit)	(140,113)	(50,249)

Total liabilities and stockholders' equity (deficit)	$583,183	$333,067

See accompanying notes to financial statements, which are an integral part of the financial statements.

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Statements of Operations

			For the period
			February 11, 2003
	For the year ended	For the year ended	(Inception) to
	June 30, 2007	June 30, 2006	June 30, 2007

Revenue	$-	$-	$-

Cost of goods sold	-	-	-

Gross profit (loss)	-	-	-

Operating expenses
Stock issued for services	-	-	14,679
Website maintenance and fees	2,103	2,376	6,855
General and administrative expenses	4,441	2,649	88,820
Legal and professional fees	81,605	18,118	122,932

Total operating expenses	88,149	23,143	233,286

Income (loss) from operations	(88,149)	(23,143)	(233,286)

Other income (expense),
Depreciation and amortization expense	(1,715)	(1,715)	(6,860)

Total other income (expense)	(1,715)	(1,715)	(6,860)

Income (loss) before provision for income taxes	(89,864)	(24,858)	(240,146)

Provision for income taxes	-	-	-
Net income (loss)	$(89,864)	$(24,858)	$(240,146)

Net loss per common share
(basis and diluted)	(0.0007)	(0.0002)	(0.0057)

Weighted average common shares
outstanding (basic and diluted)	121,178,500	121,178,500	42,058,724

See accompanying notes to financial statements, which are an integral part of the financial statements.

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Statements of Changes in Stockholders' Equity (Deficit)

				Deficit
				Accumulated
			Additional	During the	Shareholders'
	Common Stock		Paid-in	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance, February 11, 2003	-	$-	$-	$-	$-
Issuance of common stock	100	-	1	-	1
Net loss	-	-	-	-	-

Balance, June 30, 2003	100	-	1	-	1

Net loss	-	-	-	(81,584)	(81,584)

Balance, June 30, 2004	100	-	1	(81,584)	(81,583)

Issuance of common stock	121,178,500	12,118	87,914	-	100,032
Adjustment	(100)	-	-	-	-
Net loss	-	-	-	(43,840)	(43,840)

Balance, June 30, 2005	121,178,500	12,118	87,915	(125,424)	(25,391)

Net (loss)	-	-	-	(24,858)	(24,858)

Balance, June 30, 2006	121,178,500	12,118	87,915	(150,282)	(50,249)

Net (loss)	-	-	-	(89,864)	(89,864)

Balance, June 30, 2007	121,178,500	$12,118	$87,915	$(240,146)	$(140,113)

See accompanying notes to financial statements, which are an integral part of the financial statements.

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Statements of Cash Flows

			For the period
			February 11, 2003
	For the year ended	For the year ended	(Inception) to
	June 30, 2007	June 30, 2006	June 30, 2007
Cash flows from operating activities
Net income (loss)	$(89,864)	$(24,858)	$(240,146)
Adjustments to reconcile net income to
cash (used in) operating activities
Depreciation and amortization	1,715	1,715	6,860
(Increase) decrease in
Prepaid expenses	914	(4,576)	(3,661)
Organizational costs	-	-	(8,575)
Increase (decrease) in
Accounts payable and accrued expenses	320,988	223,667	663,742

Cash flows (used in) operating activities	233,753	195,948	418,221

Cash flows from investing activities
Software/website development costs	(260,000)	(244,200)	(577,771)

Cash flows (used in) investing activities	(260,000)	(244,200)	(577,771)

Cash flows from financing activities
Proceeds from the issuance of stock	-	44,180	100,033
Proceeds from due to shareholder	3,992	9,602	17,053
Proceeds from stock subscriptions	15,000	-	42,500

Cash flows provided by financing activities	18,992	53,782	159,586

Net increase in cash	(7,255)	5,531	36

Cash and cash equivalents,
beginning of period	7,291	1,760	-

Cash and cash equivalents,
end of period	$36	$7,291	$36

See accompanying notes to financial statements, which are an integral part of the financial statements.

Smart Kids Group, Inc.
Notes to Financial Statements
June 30, 2007 and 2006

Note 1.   NATURE OF ORGANIZATION

Smart Kids Group, Inc. (“the Company’) was formed on February 11, 2003 under the laws of the State of Florida.

The Company licenses technology and develops educational content and software. It is intended that the Company’s content and software will be distributed through several media channels.

As of June 30, 2007 and 2006, the Company was a development stage company. SFAS #7 defines a development stage enterprise as one that is devoting substantially all of its efforts to establishing a new business and either planned principal operations have not commenced or planned principal operations have commenced but there has been no significant revenue. From February 11, 2003 (date of inception) through June 30, 2007, the Company did not realize any significant revenue.

NOTE 2.  BASIS OF PRESENTATION AND  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles (US GAAP) for financial information and in accordance with professional standards promulgated by the Public Company Accounting Oversight Board (PCAOB). They reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the years ended June 30, 2007 and 2006, respectively along with the period February 11, 2003 (date of inception) to June 30, 2007.

Summary of Significant Accounting Policies

The Company’s accompanying financial statements are prepared in accordance with United States generally accepted accounting principles. Significant accounting policies are as follows:

a.
Use of Estimates

The preparation of the statement of financial condition in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b.
Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents

c.
Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between financial reporting basis and tax basis of the assets and liabilities and are measured using enacted tax rates that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

d.	Fair Value of Financial Instruments The carrying value of cash equivalents, software development costs, and accrued expenses approximates fair value.

e.
Revenue Recognition

The Company recognizes revenue using the accrual method of accounting wherein revenue is recognized when earned and expenses and costs are recognized when incurred. Since inception of the business, February 11, 2003, the Company has not realized any revenue.

f.
Software Development Costs

The Company accounts for its software development costs for its products in accordance with Statement of Position #98 issued by the AICPA in March 1998. As of June 30, 2007, the Company capitalized $577,771 for the costs incurred to-date. Management intends to amortize these costs over their estimated useful life when the Company realizes revenue.

New Accounting Pronouncements

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.”  SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The Companies do not anticipate adopting this pronouncement.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  SFAS No. 141(R) changes the accounting for and reporting of business combination transactions in the following way:  Recognition with certain exceptions, of 100% of the fair values of assets acquired, liabilities assumed, and non controlling interests of acquired businesses; measurement of all acquirer shares issued in consideration for a business combination at fair value on the acquisition date; recognition of contingent consideration arrangements at their acquisition date fair values, with subsequent changes in fair value generally reflected in earnings; recognition of pre-acquisition gain and loss contingencies at their acquisition date fair value; capitalization of in-process research and development (IPR&D) assets acquired at acquisition date fair value. Recognition of acquisition-related transaction costs as expense when incurred; recognition of acquisition-related restructuring cost accruals in acquisition accounting only if the criteria in Statement No. 146 are met as of the acquisition date; and recognition of changes in the acquirer’s income tax valuation allowance resulting from the business combination separately from the business combination as adjustments to income tax expense.  SFAS No. 141(R) is effective for the first annual reporting period beginning on or after December 15, 2008 with earlier adoption prohibited.  The adoption of SFAS No. 141(R) will affect valuation of business acquisitions made in 2009 and forward.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“FAS 159”).  FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  This provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without being required to apply complex hedge accounting provisions.  FAS 159 is effective for fiscal years beginning after November 15, 2007, and the Companies are currently evaluating the impact that FAS 159 will have on its financial position and results of operations once adopted.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”).  SAB 108 provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment and is effective for fiscal years ending after November 15, 2006.  The adoption of SAB 108 had no impact on the Company’s financial statements for the year ended June 30, 2007.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“FAS 157”).  FAS 157 defines fair value, establishes a framework for measuring fair value, expands disclosures about fair value measurements and is effective for fiscal years beginning after November 15, 2007.  Management is currently evaluating the impact this statement will have on its financial statements.

NOTE 3.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of June 30, 2007 and 2006, the Company incurred $663,742 and $342,754. respectively. The accounts payable and accrued expenses primarily consist of the payments due under employment agreements along with the related employment taxes, consulting agreements and operating expenses.

NOTE 4. DUE TO SHAREHOLDER

As of June 30, 2007 and 2006, the Company incurred $17,053 and $13,061, respectively, which consists of unreimbursed operating expenses incurred by the majority shareholder. The advances do not bear interest or any specific repayment terms.

NOTE 5. DEPOSITS FROM STOCK SUBSCRIPTIONS

As of June 30, 2007, the Company received $42,500 and $27,500 from individuals who invested in stock subscription agreements wherein upon the Company raising additional capital, these amounts are convertible into common shares of the Company.

NOTE 6. AGREEMENTS

Effective August 1, 2005, the Company entered into an employment agreement with Mr. Shergold at an annual salary as of $100,000. There are no additional payments due to Mr. Shergold for work performed prior to the date of the employment agreement. The Company has determined that 100% of Mr. Shergold’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998

Effective December 31, 2005, the Company entered into an employment agreement with Mr. Ruppaner at an annual salary as of $100,000. There are no additional payments due to Mr. Ruppaner for work performed prior to the date of the employment agreement. The Company has determined that 100% of Mr. Ruppaner’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998.

All of the trademarks and work product that the Company currently works with is under an exclusive sublicense agreement through Smart Kids International Holdings, Inc. and Mr. Shergold, the owner of all of the intellectual property. Effective June 20, 2005, the Company entered into an exclusive license representation agreement with Mr. Shergold at an annual fee of $60,000.

Effective June 8, 2006, the Company entered into an advisory agreement which requires a monthly payment of $5,000.

NOTE 7. INCOME TAXES

The Company has approximately $84,051 in gross deferred tax assets at June 30, 2007, resulting from net operating loss carry forwards. A valuation allowance has been recorded to fully offset these deferred tax assets because the future realization of the related income tax benefits is uncertain. Accordingly, the net provision for income taxes is zero as of June 30, 2007. As of June 30, 2007, the Company has federal net operating loss carry forwards of approximately $240,146 available to offset future taxable income through 2027 subject to the filing of the Company’s United States Federal Income Tax Returns.

As of June 30, 2007, the difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to loss before income taxes is as follows (in percentages):

Statutory federal income tax rate	-34%
State taxes - net of federal benefits	-5%
Valuation allowance	39%

Income tax rate - net	0%

NOTE 8. STOCKHOLDERS’ EQUITY

As of June 30, 2007, the Company was authorized to issue 400,000,000 shares of common stock of which 121,178,500 common shares were issued and outstanding.

NOTE 9 SUBSEQUENT EVENTS.

Effective December 31, 2007, the Company entered into Lock-Up Agreements wherein certain shareholders of the Company agreed to not sell, assign, pledge or otherwise dispose of any rights with respect to the their shares of the Company that they own through January 31, 2009.

Effective December 31, 2007, the Company entered into an Employment Agreement with the Secretary of the Company. She is to receive annual compensation of $120,000. The Company intends to accrue this amount along with the other payments required under the other employment agreements and the advisory agreement. The annualized amount for all of these agreements is $440,000.

NOTE 10. CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of cash. As of June 30, 2007, the Company maintained its cash accounts with financial institutions located in the Canada. Historically, the Company has not experienced any losses on its deposits.

NOTE 11. COMMITMENTS AND CONTINGENCIES

The Company shares office space at the residence of the founder at no cost in Edmonton, Canada.

NOTE 12.  LIQUIDITY AND CAPITAL RESOURCES

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the financial statements, the Company experienced a net loss of $89,864 for the year ended June 30, 2007 along with an accumulated deficit of $240,146 as of June 30, 2007.

The Company’s management is in the process of filing securities documents with the United States Securities and Exchange Commission in order to raise additional financing.

The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations.